CONFIDENTIAL MATERIAL HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION. BOXES AND ASTERIXES DENOTE SUCH OMISSION

DEED OF LEASE
BY AND BETWEEN
FOX PROPERTIES LLC
AND
RACKSPACE US, INC.

ACC6 DATA CENTER
44461 CHILUM PLACE
ASHBURN, VIRGINIA

DEED OF LEASE

This Deed of Lease (the “Lease”) is made as of the ___ day of April, 2012 (the “Effective Date”) by and between Fox Properties LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and Rackspace US, Inc., a Delaware corporation (hereinafter referred to as “Tenant”).

RECITALS:

A.    Landlord is the owner of a data center facility known as “ACC6”, located at 44461 Chilum Place, Ashburn, Loudoun County, Virginia (the “Building”), consisting of approximately two hundred sixty-two thousand (262,000) gross square feet and situated on certain real property owned by Landlord legally described on Exhibit A attached hereto (the “Land”). The Building and the Land shall constitute the “Property”.

B.    The Building is comprised of two (2) phases, “ACC6 Phase I” and “ACC6 Phase II”. ACC6 Phase I contains approximately sixty-four thousand (64,000) square feet of raised floor area and has thirteen (13) megawatts of available Critical Load Power (as defined in Section 13.2 below). The raised floor area within ACC6 Phase I is divided into computer rooms of varying sizes. ACC6 Phase II will contain approximately sixty-four thousand (64,000) square feet of raised floor area and will have thirteen (13) megawatts of available Critical Load Power. The raised floor area within ACC6 Phase II will be divided into computer rooms of varying sizes.

C.    The Tenant desires to lease portions of the rentable area of the Building and Landlord is willing to rent such portions of the rentable area of the Building to Tenant, upon the terms, conditions, covenants and agreements set forth herein.

Now, Therefore, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

THE PREMISES
1.1(a)    Landlord hereby leases and demises to Tenant and Tenant hereby leases and accepts from Landlord, for the term and upon the terms and conditions hereinafter set forth, (i) the space in ACC6 Phase I designated on the floor plan attached hereto as Exhibit B as computer room 6A (“Pod 6A” or the “Stage 1 Pod”), and (ii) the spaces in ACC6 Phase II designated on the floor plan attached hereto as Exhibit B as computer room 8 (“Pod 8”), computer room 9 (“Pod 9”), computer room 10 (“Pod 10”) and computer room 11 (“Pod 11”) (Pods 6A, 8, 9, 10, and 11 may each be referred to herein as a “Pod” and may be referred to collectively as the “Pods”). The term “Premises” shall hereinafter collectively refer to Pod 6A, Pod 8, Pod 9, Pod 10, Pod 11 and the Operational Space (hereinafter defined). The Pods contain, in the aggregate, forty-eight thousand nine hundred seventeen (48,917) square feet of raised floor space and have, in the aggregate, 9.7501 megawatts of available Critical Load Power. Landlord shall deliver the Premises to Tenant in the manner set forth herein below in three (3) stages, “Stage 1”, “Stage 2” and “Stage 3”. Each of Stage 1, Stage 2 and Stage 3 may sometimes be herein referred to as a “Stage.” Subject to the terms and provisions of Section 2.4 and Article V below, Tenant shall at all times throughout the applicable Lease Term (hereinafter defined), have access to the Stage 1 Pod, the Stage 2 Pods (as hereinafter defined) and the Stage 3 Pods (as hereinafter defined) twenty-four (24) hours per day, seven (7) days per week.

(b)    Commencing on September 1, 2012 (the “Stage 1 Lease Commencement Date”), Landlord shall deliver Pod 6A to Tenant with all of the Delivery Conditions (hereinafter defined), excluding only Landlord's Post-Effective Date Work (hereinafter defined), satisfied in full. Commencing on the Stage 1/Stage 2 Rent Commencement Date (hereinafter defined), Tenant shall be permitted to use up to the Pod Maximum Load Limit within Pod 6A. As used herein, the term “Pod Maximum Load Limit” shall mean the maximum amount of Critical Load Power available to any Pod of the Premises, as set forth in the tables included in this subsection (b) and in subsections (c) and (d) below. The Pod Maximum Load Limit and the raised floor square footage for Pod 6A are set forth in the table below. The Pod Maximum Load Limit for Pod 6A is sometimes referred to herein as the “Stage 1 Maximum Load Limit”.
STAGE 1

Stage 1 Pod	Raised Floor Square Footage	Nominal Available Critical Load Power (in megawatts)	Pod Maximum Load Limit (in megawatts)
6A	4,984	1.0833	1.0833
Stage 1 Pod Total	4,984	1.0833 (Stage 1 Maximum Load Limit)	1.0833 (Stage 1 Maximum Load Limit)

(c)    Commencing on the Stage 2 Lease Commencement Date (as determined in accordance with Section 2.2 (a) below), Landlord shall deliver Pod 8 and Pod 9 (collectively, the “Stage 2 Pods”) to Tenant in the condition specified in Section 2.2(a) below. Commencing on the Stage1/Stage 2 Rent Commencement Date, Tenant shall be permitted to use up to the Pod Maximum Load Limit within each Stage 2 Pod, provided that Tenant shall not be permitted to use more than 4.3334 megawatts of Critical Load Power (the “Stage 2 Maximum Load Limit”), in the aggregate, within the Stage 2 Pods. As a point of clarification, commencing on the Stage 1/Stage 2 Rent Commencement Date, but prior to the Stage 3 Rent Commencement Date (hereinafter defined), Tenant shall be permitted to use 1.0833 megawatts of Critical Load Power within the Stage 1 Pod and 4.3334 megawatts within the Stage 2 Pods (i.e., an aggregate total of 5.4167 megawatts of Critical Load Power). The Pod Maximum Load Limit and the raised floor square footage for each Stage 2 Pod are set forth in the table below.
STAGE 2

Stage 2 Pod	Raised Floor Square Footage	Nominal Available Critical Load Power (in megawatts)	Pod Maximum Load Limit (in megawatts)
8	10,888	2.1667	2.4
9	11,015	2.1667	2.4
Stage 2 Pods Total	21,903	4.3334 (Stage 2 Maximum Load Limit)	4.3334 (Stage 2 Maximum Load Limit)

By way of example, in the event that, at a given time on a date after the Stage 1/Stage 2 Rent Commencement Date but prior to the Stage 3 Rent Commencement Date, Tenant is utilizing 2.3 megawatts of Critical Load Power in Pod 8 then Tenant shall not be permitted to use in excess of 2.0334 megawatts of Critical Load Power in Pod 9 (so as not to exceed the Stage 2 Maximum Load Limit).

(d)     Commencing on August 1, 2013 (the “Anticipated Stage 3 Lease Commencement Date”), Landlord shall deliver Pod 10 and Pod 11 (collectively, the “Stage 3 Pods”) to Tenant in the condition specified in Section 2.2(b) below. Commencing on the Stage 3 Rent Commencement Date, Tenant shall be permitted to use up to the Pod Maximum Load Limit within each Pod of the Premises, provided that Tenant shall not be permitted to use more than 9.7501 megawatts of Critical Load Power (the “Maximum Load Limit”), in the aggregate, within the Premises. As a point of clarification, Tenant shall not be permitted to use more than 8.6668 megawatts of Critical Load Power, in the aggregate (the “Phase II Pods Aggregate Maximum Load Limit”), within the Pods located in ACC6 Phase II (i.e., Pods 8, 9, 10 and 11). The Pod Maximum Load Limit and the raised square footage for each Pod of the Premises are set forth in the table below.
PREMISES

Pod	Raised Floor Square Footage	Nominal Available Critical Load Power (in megawatts)	Pod Maximum Load Limit (in megawatts)
6A	4,984	1.0833	1.0833
8	10,888	2.1667	2.4
9	11,015	2.1667	2.4
10	11,015	2.1667	2.4
11	11,015	2.1667	2.4
Total for Stage 2 Pods + Stage 3 Pods	43,933	8.6668 (Phase II Pods Aggregate Maximum Load Limit)	8.6668 (Phase II Pods Aggregate Maximum Load Limit)
Premises Total	48,917	9.7501 (Maximum Load Limit)	9.7501 (Maximum Load Limit)

By way of example, in the event that, at a given time on a date after the Stage 3 Rent Commencement Date, Tenant is utilizing 2.3 megawatts of Critical Load Power in each of Pod 8, Pod 9, and Pod 10, then Tenant shall not be permitted to use in excess of 1.7668 megawatts of Critical Load Power in Pod 11 (so as not to exceed the Phase II Pods Aggregate Maximum Load Limit); provided, however, that Tenant may concurrently utilize up to the Stage 1 Maximum Load Limit within Pod 6A.
1.2Subject to the terms of this Lease, Tenant shall also have the right to use the public and common areas and facilities in the Building and on the Land (the “Common Areas”), including any lobby area, the loading dock and any other areas devoted to the public such as corridors, fire vestibules, restrooms, janitor closets and other similar facilities, and those areas of the Building provided for use in common by Landlord and Tenant and other tenants of the Building, whether or not any such area is open to the general public, but includes no other rights not specifically set forth herein. In addition, Tenant shall have the right, to the extent reasonably necessary in order for Tenant to use the Premises for Permitted Uses (as defined in Section 6.1 below), upon request to Landlord whenever practicable, (but in all cases subject to Landlord's reasonable security procedures), to access the telephone rooms located in the Building. Tenant shall have the right to access the mechanical and electrical rooms and closets located in the Building to the extent such access is reasonably necessary or desirable in connection with Tenant's use of the Premises for the Permitted Uses, subject to Landlord's approval, not to be unreasonably withheld or delayed and subject further to Landlord's reasonable security procedures.

1.3Landlord hereby leases to and demises to Tenant and Tenant hereby leases and accepts from Landlord for the period beginning on the Stage 1 Lease Commencement Date and ending upon the expiration of the Lease Term with respect to the Stage 3 Pods (the “Operational Space Term”) and upon the terms and conditions hereinafter set forth, certain staging, storage, operational and office space in ACC6 Phase I containing, in the aggregate, approximately four thousand forty-eight (4,048) square feet, as more particularly shown and described on the floor plan attached hereto as Exhibit B-1 (the “Operational Space”). Provided Landlord has performed [*****] pursuant to Section 9.1 below, and delivers the Operational Space to Tenant as provided herein below, Tenant shall be obligated to take occupancy of the Operational Space on the Stage 1/Stage 2 Rent Commencement Date. Except as otherwise expressly provided herein, the Operational Space shall be considered a part of the Premises for all purposes hereunder. [*****].

ARTICLE II

TERM

2.1(a)    Except as otherwise set forth herein, all of the provisions of this Lease shall be in full force and effect from and after the Effective Date. The term of this Lease with respect to the Stage 1 Pod and the Stage 2 Pods (hereinafter referred to as the “Stage 1/Stage 2 Lease Term”) shall commence on the Stage 1/Stage 2 Rent Commencement Date, as determined pursuant to Section 2.2 below, and continue for a period of twenty (20) years thereafter, unless such Stage 1/Stage 2 Lease Term shall be extended, renewed or terminated earlier in accordance with the provisions hereof. Notwithstanding the foregoing, if the Stage 1/Stage 2 Rent Commencement Date shall occur on a day other than the first day of a month, the Stage 1/Stage 2 Lease Term shall commence on such date and continue for the balance of such month and for a period of twenty (20) years thereafter.

(b)    The term of this Lease with respect to the Stage 3 Pods (hereinafter referred to as the “Stage 3 Lease Term”) shall commence on the Stage 3 Rent Commencement Date, as determined pursuant to Section 2.2 below, and continue for a period of twenty (20) years thereafter, unless such Stage 3 Lease Term shall be extended, renewed or terminated earlier in accordance with the provisions hereof. Notwithstanding the foregoing, if the Stage 3 Rent Commencement Date shall occur on a day other than the first day of a month, the Stage 3 Lease Term shall commence on such date and continue for the balance of such month and for a period of twenty (20) years thereafter. The Stage 1/Stage 2 Lease Term and the Stage 3 Lease Term are sometimes hereinafter referred to individually and collectively (as applicable) as the “Lease Term”. Conversely, all references in this Lease to the Lease Term shall, unless the context otherwise indicates, mean and refer to (i) the Stage 1/Stage Lease Term with respect to the Stage 1 Pod and the Stage 2 Pods and (ii) the Stage 3 Lease Term with respect to the Stage 3 Pods. The term “Lease Term” shall include any properly exercised renewals and extensions of the Stage 1/Stage 2 Lease Term and/or the Stage 3 Lease Term. Notwithstanding anything to the contrary contained herein, in the event the Lease Term relative to the Stage 3 Pods would, according to the terms and conditions of this Lease, expire or terminate after the scheduled expiration or earlier termination of this Lease relative to the Stage 1 Pod and the Stage 2 Pods, then, unless Tenant notifies Landlord in writing at least twelve (12) months before the scheduled expiration or earlier termination of this Lease relative to the Stage 1 Pod and Stage 2 Pods, the Lease Term relative to the Stage 1 Pod shall automatically and without the need for any further action by Tenant or Landlord, be extended to be coterminous with the Lease Term relative to the Stage 3 Pods and, during such extended period, Tenant shall continue to pay Landlord Stage 1 Rent in the manner provided in Articles III and XXV hereof, as applicable.

2.2(a)    The “Stage 2 Lease Commencement Date” shall be the later of (i) January 1, 2013 (the “Anticipated Stage 2 Lease Commencement Date”) or (ii) the date on which Landlord delivers possession of the Stage 2 Pods to Tenant with the Delivery Conditions satisfied in full. The following items (I) through (VII) shall be referred to as the “Delivery Conditions”: (I) Landlord's Work (hereinafter defined) (including, without limitation, but subject to the terms and conditions set forth in Section 9.1 below, (1) [*****], (2) the Dashboard Monitoring System Work (hereinafter defined) and, if applicable, (3) [*****], which work specified in items (1) through (3) may be referred to herein, collectively, as “Landlord's Post-Effective Date Work” and which shall be completed by Landlord as set forth in said Section 9.1) has been substantially completed in accordance with Section 9.1 below; (II) all mechanical and electrical systems for each Pod of the Premises, and all components thereof, including, without limitation, power distribution units (“PDUs”), power distribution boards, computer room air handlers (“CRAHs”) and other components of the HVAC system, uninterruptible power systems (“UPSs”), EPO kiosks, and back-up diesel engine generators (“Engine Generators”), and the Security Systems (as hereinafter defined) and Building Management System (as hereinafter defined), are in good working order; (III) data center level 4 testing and level 5 commissioning have been completed with respect to all mechanical and electrical systems for each Pod of the Premises as certified by CCG Facilities Integration (“CCG”), the Building engineer; (IV) a certificate of occupancy and any other required occupancy and/or use permits have been issued by Loudoun County and/or such other applicable governmental authority for the Building, including for the Pods of the Premises; [*****].

(b)    The “Stage 1/Stage 2 Rent Commencement Date” shall be the earlier of (i) the date that is exactly ninety (90) days after the Stage 2 Lease Commencement Date (the “Anticipated Stage 1/Stage 2 Rent Commencement Date”) or (ii) the date on which Tenant commences the conduct of its business upon any portion of the Stage 1 Pod or any Stage 2 Pod. Notwithstanding anything to the contrary set forth herein, in the event that Tenant commences the conduct of its business within Pod 6A on a date prior to the Stage 2 Lease Commencement Date (the date of any such occurrence, the “Accelerated Pod 6A Rent Commencement Date”), then (1) as of such Accelerated Pod 6A Rent Commencement Date, Tenant shall commence paying monthly Base Rent (as hereinafter defined) and Tenant's Pro Rata Share (as hereinafter defined) of Operating Expenses (as hereinafter defined) and the Management Fee (as hereinafter defined) with respect to Pod 6A and (2) the Stage1/Stage2 Rent Commencement Date shall be deemed to occur on the Stage 2 Lease Commencement Date. In the event of the occurrence of the Accelerated Pod 6A Rent Commencement Date, Tenant shall be permitted to utilize up to the Stage 1 Maximum Load Limit within Pod 6A on and after such date.
(c)    The “Stage 3 Lease Commencement Date” shall be the earlier of the Anticipated Stage 3 Lease Commencement Date or (ii) the date designated by Tenant in a written notice to Landlord, which such date (A) is at least thirty (30) days after the date of Tenant's written notice and (B) is after the Stage 2 Lease Commencement Date but before August 1, 2013. Each of the Stage 1 Lease Commencement Date, the Stage 2 Lease Commencement Date and the Stage 3 Lease Commencement Date shall sometime be referred to herein as a “Lease Commencement Date”.

(d)    The “Stage 3 Rent Commencement Date” shall be the earlier of (i) January 1, 2014 (the “Anticipated Stage 3 Rent Commencement Date”) or (ii) the date on which Tenant commences the conduct of its business upon any portion of the Stage 3 Pods. Landlord warrants and covenants that, as of the Stage 3 Lease Commencement Date, the Delivery Conditions (including, without limitation, the completion of Landlord's Post-Effective Date Work) shall have been completed, obtained and/or be true, as applicable, with respect to the Stage 3 Pods, and Landlord warrants and covenants that the Delivery Conditions will be completed, in effect and/or true, as applicable, as of the Stage 3 Rent Commencement Date. (b) [*****]. Each of the Stage 1/Stage 2 Rent Commencement Date and the Stage 3 Rent Commencement date shall sometimes be referred to herein as a “Rent Commencement Date”.
(e)    Without limiting the other terms and provisions of this Lease, Landlord acknowledges and agrees that (i) the Pod Maximum Load Limit will be available to the Stage 1 Pod as of the Stage 1 Lease Commencement Date (ii) the Pod Maximum Load Limit will be available to each Stage 2 Pod as of the Stage 2 Lease Commencement Date and (iii) the Pod Maximum Load Limit will be available to each Stage 3 Pod as of the Stage 3 Lease Commencement Date.
(f)    Promptly after the Rent Commencement Date is ascertained for each Stage, Landlord and Tenant shall execute a written declaration setting forth the Rent Commencement Date for such Stage and the date upon which the Lease Term will expire. The form of such declaration is attached hereto as Exhibit C and made a part hereof.
2.3For purposes of this Lease, the term “Lease Year” shall mean either (a) if the Stage 1/Stage 2 Rent Commencement Date shall not occur on the first day of a calendar month, each period of twelve (12) consecutive calendar months commencing on the first day of the month immediately following the month in which the Stage 1/Stage 2 Rent Commencement Date occurs, and on each anniversary of such date, provided that the first Lease Year shall also include the period from the Stage 1/Stage 2 Rent Commencement Date to the first day of the month immediately following the Stage 1/Stage 2 Rent Commencement Date; or (b) if the Stage 1/Stage 2 Rent Commencement Date shall occur on the first day of a calendar month, each period of twelve (12) consecutive calendar months commencing on the Stage 1/Stage 2 Rent Commencement Date and on each anniversary of such date, whichever is applicable.

2.4Tenant shall not enter any Stage of the Premises for any reason until the Lease Commencement Date for such Stage of the Premises has occurred. Landlord shall permit Tenant to enter: (i) the Stage 1 Pod and the Operational Space starting on the Stage 1 Lease Commencement Date (the period commencing on the Stage 1 Lease Commencement Date and expiring on the Stage 1/Stage 2 Rent Commencement Date (or the Accelerated Pod 6A Rent Commencement Date, if applicable), the “Stage 1 Early Access”); (ii) the Stage 2 Pods starting on the Stage 2 Lease Commencement Date (the period commencing on the Stage 2 Lease Commencement Date and expiring on the Stage 1/Stage 2 Rent Commencement Date, the “Stage 2 Early Access”) and (iii) the Stage 3 Pods starting on the Stage 3 Lease Commencement Date (the period commencing on the Stage 3 Lease Commencement Date and expiring on the Stage 3 Rent Commencement Date, the “Stage 3 Early Access”), in order to: (a) commence installation of racks, infrastructure, furniture and other equipment in the Stage 1 Pod, the Stage 2 Pods and the Stage 3 Pods, as applicable (“Tenant's Installations”), provided that, prior to commencing any Tenant's Installations, Tenant shall comply in all respects with the requirements of Article IX below; and (b) subject to subpart (ii) of the first sentence of Section 2.2(b) or 2.2(d) hereof (as applicable), and without limiting the other terms and provisions of this Section 2.4, conduct operations consistent with the Permitted Uses. Tenant's Stage 1 Early Access, Stage 2 Early Access and Stage 3 Early Access are each sometimes hereinafter referred to as the “Early Access”. In performing Tenant's Installations during the Early Access, Tenant shall be permitted to use [*****] and normal, non-critical power in each Pod of the applicable Stage, at its expense, for installation and testing. Except as otherwise expressly provided herein below, [*****], Tenant will be deemed to have commenced the conduct of its business within the applicable Stage for purposes of subpart (ii) of the first sentence of Section 2.2(b) or 2.2(d) hereof (as applicable), provided, that Landlord shall not be required to give Tenant more than one (1) such notice and opportunity to cure during each period of Early Access. All terms and conditions of this Lease, as executed, shall apply to Tenant's Early Access, [*****].

2.5(a) [*****].
(b) [*****].
(c) [*****].
ARTICLE III

BASE RENT
3.1(a)    (i)    Commencing on the Stage 1/Stage 2 Rent Commencement Date, Tenant shall pay to Landlord as monthly base rent for the Stage 1 Pod (“Stage 1 Base Rent”), net of all Operating Expenses (which term is defined in Section 4.2 below), without set off, deduction (unless otherwise expressly agreed to herein) or demand, an amount equal to [*****], which amount shall be subject to annual adjustment pursuant to Section 3.2 below. [*****].

(ii)    Commencing on the Stage 1/Stage 2 Rent Commencement Date, Tenant shall pay to Landlord as monthly base rent for the Stage 2 Pods (“Stage 2 Base Rent”), net of all Operating Expenses, without set off, deduction (unless otherwise expressly agreed to herein) or demand, an amount equal to [*****], which Stage 2 Base Rent shall be subject to annual adjustment pursuant to Section 3.2 below. [*****].
(iii)    Notwithstanding anything to the contrary contained herein, (b) [*****], in the event of the occurrence of the Accelerated Pod 6A Rent Commencement Date, then during the period commencing on such Accelerated Pod 6A Rent Commencement Date and expiring on the Stage 1/Stage 2 Rent Commencement Date, Tenant shall pay to Landlord, as monthly base rent for the Stage 1 Pod, Stage 1 Base Rent, net of all Operating Expenses, without set off, deduction (unless otherwise expressly agreed to herein) or demand.

(b)    Commencing on the Stage 3 Rent Commencement Date, Tenant shall pay to Landlord as monthly base rent for the Stage 3 Pods (“Stage 3 Base Rent”), net of all Operating Expenses, without set off, deduction (unless otherwise expressly agreed to herein) or demand, an amount equal to [*****].
(c)    Subject to the terms and conditions of Section 1.3 above, commencing on the Stage 1/Stage 2 Rent Commencement Date, in addition to monthly Base Rent, Tenant shall pay to Landlord monthly gross rent in the amount of [*****] for the Operational Space (the “Operational Space Rent”), which amount shall be subject to annual adjustment pursuant to Section 3.2 below.
(d)    The monthly Base Rent and Operational Space Rent payable hereunder shall be due and payable in advance on the first day of each month. Payment of monthly Base Rent and Operational Space Rent for any fractional calendar month shall be prorated.
3.2(a)    The Stage 1 Base Rent, the Stage 2 Base Rent and the Operational Space Rent shall be escalated on [*****] .
(b)    The Stage 3 Base Rent shall be escalated on [*****]
(c)    [*****]
(d)    All Base Rent, Operational Space Rent and Additional Rent (hereinafter defined) shall be paid to Landlord in legal tender of the United States at the address to which notices to Landlord are to be given or to such other address as Landlord may designate from time to time by written notice to Tenant. If Landlord shall at any time accept Base Rent, Operational Space Rent or Additional Rent after it shall come due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord's rights hereunder.
ARTICLE IV

ADDITIONAL RENT

4.1From and after the Stage 1/Stage 2 Rent Commencement Date with respect to the Stage 1 Pod and the Stage 2 Pods, and the Stage 3 Rent Commencement Date with respect to all Pods of the Premises, Tenant shall pay, as Additional Rent, (i) its Pro Rata Share (hereinafter defined) of Operating Expenses (as defined in Section 4.2(a) below) incurred each year in the operation of the Building, in the manner set forth in Section 4.5 below, and (ii) a monthly management fee for the management and operation of the Building equal to [*****] (the “Management Fee”). Tenant's “Pro Rata Share” shall mean: (a) twenty and eight hundred thirty-three thousandths percent (20.833%) during the period commencing on the Stage 1/Stage 2 Rent Commencement Date and expiring at 11:59 p.m. Eastern time on the date immediately prior to the Stage 3 Rent Commencement Date; (b) thirty-seven and one half percent (37.5%) during the period commencing on the Stage 3 Rent Commencement Date and expiring upon the expiration of the Lease Term; and (c) in the event of the occurrence of the Accelerated Pod 6A Rent Commencement Date, eight and three hundred thirty-three thousandths percent (8.333%) during the period commencing on the Accelerated Pod 6A Rent Commencement Date and expiring on the Stage1/Stage2 Rent Commencement Date. Commencing on each Rent Commencement Date, Tenant shall pay the Management Fee and Tenant's Pro Rata Share of all Operating Expenses for the Building with respect to the entire Premises as of such date [*****]. For avoidance of doubt, the parties hereto agree that Tenant shall commence paying Management Fee and Tenant's Pro Rata Share of Operating Expenses with respect to the Stage 1 Pod and the Stage 2 Pods on the Stage 1/Stage 2 Rent Commencement Date (subject to the occurrence of the Accelerated Pod 6A Rent Commencement Date), and Tenant shall commence paying Management Fee and Tenant's Pro Rata Share of Operating Expenses with respect to the Stage 3 Pods on the Stage 3 Rent Commencement Date.

4.2(a)    “Operating Expenses” shall, subject to the exclusions set forth below, mean and include those direct reasonable expenses actually incurred (directly or indirectly) by Landlord in operating and maintaining the Property (or any portion thereof), but only to the extent directly attributable or reasonably allocable to the Building (and, except as expressly set forth in the final two (2) sentences of Section 4.2(b) below, expressly excluding any costs or expenses incurred (directly or indirectly) by Landlord with respect to ACC5 (hereinafter defined), including, without limitation, in connection with Landlord's ownership, operation and maintenance thereof) calculated in accordance with generally accepted accounting principles and real property management practices, both consistently applied, including the following: [*****]. Notwithstanding the foregoing to the contrary, Operating Expenses shall not include (i) the cost of any capital improvement to the Property other than those included in clause (5) above; (ii) expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants, including brokerage commissions, legal fees, lease concessions, rental abatements and construction allowances; (iii) costs and fees including, without limitation, legal fees, incurred in disputes with Tenant or other tenants at the Building, in connection with enforcing leases at the Building and/or in connection with violations of Laws (hereinafter defined) by Landlord with respect to the Property; (iv) interest or principal payments on any mortgages or, subject to clause (5) above, other indebtedness of Landlord; (v) ground lease payments; (vi) the cost of repairs or other work to the extent Landlord is reimbursed by insurance (or would have been reimbursed had Landlord maintained the insurance coverages required in Article 12 below) or condemnation proceeds; (vii) costs incurred in connection with the sale, financing or refinancing of the Building; (viii) organizational expenses associated with the creation and/or operation of the ownership entity which constitutes Landlord; (ix) Landlord's administrative costs; (x) advertising, promotion, charitable and tenant relations expenses; (xi) any amount for which Landlord receives payment directly by a tenant or non-tenant other than as an Operating Expense; (xii) the cost of correcting defects in the original construction or any renovation of the Building; (xiii) the cost of maintaining, repairing and/or replacing the foundation, roof, exterior walls and/or any other structural element of the Building; (xiv) depreciation (except to the extent permitted in clause (5) above); (xv) costs associated with the cleanup or removal of Hazardous Materials that are in existence as of the Effective Date in violation of applicable Laws; and (xvi) costs for which Landlord is compensated by warranties.

        (b)    “Taxes” shall mean and include (i) all taxes on real property and personal property, ad valorem taxes, surcharges, general and special assessments and impositions, general and special, ordinary and extraordinary, foreseen or unforeseen, of any kind levied or imposed upon Landlord, the Building or the Land, or assessed against the Property or any machinery, equipment, fixtures or other personal property of Landlord thereon or therein, or in connection with the use thereof (including any transit, personal property, sales, rental, use, gross receipts and occupancy tax and other similar charges); (ii) any other present or future taxes or governmental charges which are imposed upon Landlord or assessed against the Building or the Land, and which are in the nature of, or in substitution for, real property taxes, including any tax levied on or measured by rents payable by tenants of the Property, any public safety fee or similar charge, any transit, sales, receipts, rental, use or occupancy tax or fee, and any assessment imposed in connection with business improvement, transportation or similar districts; (iii) any assessments against the Building or the Land, or against Landlord with respect to the Building or the Land, by the Ashburn Corporate Center Owners Association or any association now or hereafter established to administer, oversee or enforce common covenants or other rules and regulations to which the Building, Land or common areas are subject or to operate, maintain, repair or replace common or public areas or facilities thereof; and (iv) all taxes which are imposed upon Landlord, and which are assessed against the value of any improvements to the Premises made by Tenant or any machinery, equipment, fixtures or other personal property of Tenant used therein. Notwithstanding anything to the contrary contained herein, taxes shall not include any income taxes, excess profits taxes, excise taxes, franchise taxes, estate taxes, inheritance taxes, succession taxes, gains taxes, grantor's taxes, recordation taxes and/or transfer taxes, except to the extent such taxes fall within clause (ii) above, and shall not include any interest or penalties for late payment of Taxes by Landlord, provided that any interest or penalties incurred by Landlord in reasonably contesting, in good faith and in accordance with applicable Laws (as hereinafter defined), its liability for any Taxes, shall not be excluded. If Landlord contests Taxes for any calendar year contained within the Lease Term and such contest results in a decrease in Taxes for such calendar year, then Landlord shall credit against the monthly installments of Base Rent next coming due Tenant's Pro Rata Share of such refund, but only up to an amount equal to the payment made by Tenant for such calendar year on account of Taxes. If Landlord contests the Taxes for any calendar year and such contest results in an increase in Taxes for such calendar year, Landlord shall have the right to bill Tenant for prior underpayments of Taxes thereby resulting. Landlord's and Tenant's obligations under this Section 4.2(b) shall survive the expiration or earlier termination of the Lease Term. Notwithstanding anything to the contrary set forth in this Section 4.2(b), Tenant acknowledges and agrees that Landlord allocates real property taxes between the Building and the other data center facility situated on the Land, owned by Landlord and commonly known as “ACC5”, in the following manner: for the building improvements, the allocation shall be based on the following calculation: total megawatts of Critical Load Power for the Building (i.e., 26.0) divided by the total megawatts of Critical Load Power for the Building and ACC5 (i.e., 26.0 + 36.4 = 62.4) which results in an allocation of 41.7% to the Building. For the Land, the allocation shall be 53.8% for ACC5 and 46.2% for the Building, based on Landlord's reasonable estimate of the value of the land for two (2) data center developments prior to the development of ACC5.
(c) Notwithstanding anything to the contrary contained herein, Landlord shall use commercially reasonable efforts to minimize Operating Expenses without compromising the integrity of the Building, the Premises or the services Landlord is required to provide under this Lease. Furthermore, Landlord shall pay, promptly when due, all Taxes relating to the Property.

4.3If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant's Pro Rata Share of Operating Expenses shall be apportioned so that Tenant shall pay Tenant's Pro Rata Share of Operating Expenses attributable to only that portion of such year as falls within the Lease Term. This Section 4.3 shall survive the expiration or earlier termination of this Lease.

4.4In the event the average occupancy rate for the Building shall be less than one hundred percent (100%), or if any tenant is paying separately for electricity or other utilities or services furnished to its premises, then, for purposes of calculating Tenant's Pro Rata Share of Operating Expenses payable by Tenant pursuant to this Article IV for each calendar year during the Lease Term, the Operating Expenses for such calendar year that fluctuate depending on the level of occupancy of the Building shall be increased by the amount of additional costs and expenses that Landlord reasonably estimates would have been incurred if the average occupancy rate for the entire Building had been one hundred percent (100%) and as if no tenants had separately paid for electricity or other utilities and services for such calendar year. It is the intent of this provision to permit Landlord to recover Operating Expenses attributable to occupied space in the Building only, even though the aggregate of such expenses shall have been reduced as a result of vacancies in the Building. This Section 4.4 shall not be construed to permit Landlord to, and Landlord shall not, recover from Tenant additional rent on account of Operating Expenses for any calendar year which when added to the total amount of additional rent payable by all tenants of the Building on account of Operating Expenses for such year, will exceed the actual Operating Expenses incurred by Landlord for such year.

4.5Subject to Section 4.3 above, commencing on the Stage 1/Stage 2 Rent Commencement Date and on the first day of each month thereafter, Tenant shall make estimated monthly payments to Landlord on account of the Operating Expenses that are expected to be incurred during each calendar year falling entirely or partially within the Lease Term. The amount of such monthly payments shall be determined as follows: commencing with the Stage 1/Stage 2 Rent Commencement Date and at the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord's reasonable estimate of the Operating Expenses that are expected to be incurred during such calendar year and Tenant's Pro Rata Share thereof (as determined in accordance with Section 4.1 hereof). Except with respect to Heat Rejection Charges (as defined below in Section 13.4(a)), which shall be paid by Tenant pursuant to Section 13.4 below, Tenant shall pay to Landlord on the first day of each month following receipt of such statement during such calendar year an amount equal to Tenant's Pro Rata Share of the anticipated Operating Expenses multiplied by a fraction, the numerator of which is one (1) and the denominator of which is twelve (12). Except with respect to Monthly Heat Rejection Charges (hereinafter defined), which shall be reconciled in accordance with Section 13.4 below, within approximately ninety (90) days, but not later than one hundred fifty (150) days, after the expiration of each calendar year, Landlord shall submit to Tenant a statement (the “Reconciliation Statement”), showing (i) the Operating Expenses actually incurred during the preceding calendar year and Tenant's Pro Rata Share thereof, and (ii) the aggregate amount of the estimated payments made by Tenant on account thereof. If the aggregate amount of such estimated payments exceeds Tenant's actual liability for such Operating Expenses, then Landlord shall credit the net overpayment against the next monthly installment(s) of Additional Rent coming due under this Lease (except that any such overpayment during the last calendar year falling wholly or partly within the Lease Term shall be promptly refunded to Tenant by Landlord). If Tenant's actual liability for such Operating Expenses exceeds the estimated payments made by Tenant on account thereof, then Tenant shall pay to Landlord the total amount of such deficiency within thirty (30) days after its receipt of the applicable Reconciliation Statement from Landlord. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease. [*****].

4.6Provided no Event of Default exists hereunder, Tenant or an independent certified public accountant (on behalf of Tenant) reasonably approved by Landlord, shall have the right, during regular business hours, at the metropolitan Washington, D.C. area management office for the Building, and after giving at least fifteen (15) days' advance written notice to Landlord, to commence to have Landlord's books and records related to Operating Expenses for the immediately preceding calendar year reviewed (and if so commenced, to diligently pursue such review to completion), provided that such review shall be concluded not later than nine (9) months following the date of Tenant's receipt of the Reconciliation Statement for the year to which such review relates, so long as Landlord's books and records remain reasonably available for review by Tenant and/or Tenant's accountant. In connection therewith, Landlord shall maintain its books and records in a commercially reasonable condition, capable of being audited by Tenant and/or its accountant. If Landlord disagrees with the results of Tenant's review and audit, then Landlord and Tenant's auditor shall together select a neutral auditor of similar qualifications to conduct a review of such books and records (the fees of such neutral auditor to be shared equally by Landlord and Tenant), and the determination of Operating Expenses reached by such neutral auditor shall be final and conclusive. Notwithstanding anything to the contrary contained herein, in the event Landlord does not contest Tenant's review and audit within forty-five (45) days after receipt thereof, then Landlord shall be deemed to have approved such review and audit. If the amounts paid by Tenant to Landlord on account of Operating Expenses (a) exceed the amounts to which Landlord is entitled hereunder, then Landlord shall credit the amount of such excess toward the next monthly payment(s) of Additional Rent due hereunder, or (b) are less than the amounts to which Landlord is entitled hereunder, then Tenant shall pay such deficiency as Additional Rent within thirty (30) days after final determination of said Operating Expenses and receipt of written request. Excluding the fees of any neutral auditor selected by the parties hereto as aforesaid, which shall be shared equally by Landlord and Tenant, all costs and expenses of any such review by Tenant and/or Tenant's accountant shall be paid by Tenant; provided, however, that if the amount of Operating Expenses used in such Reconciliation Statement to calculate Tenant's Pro Rata Share thereof was overstated by Landlord by more than five percent (5%), Landlord shall, within thirty (30) days after receipt of written request from Tenant, accompanied by back-up documentation reasonably acceptable to Landlord, reimburse Tenant for the commercially reasonable, out of pocket hourly or flat fee costs and expenses paid by Tenant in connection with Tenant's review. Any and all information obtained through any such review (including without limitation, any matters pertaining to Landlord, its managing agent or the Building), and any compromise, settlement or adjustment that may be proposed or reached between Landlord and Tenant as a result of such review, shall be held in strict confidence, and neither Tenant nor any of Tenant's Agents shall disclose any such information to any person or entity other than a Permitted Recipient. A “Permitted Recipient” shall be the officers, directors, partners and employees of Tenant, Tenant's certified public accountants who have responsibilities related to Operating Expenses, Tenant's attorneys involved with this Lease or such review, any employees of Tenant's auditor involved with such review, or any person or entity to whom disclosure is required by applicable judicial or governmental authority. Prior to disclosing any such information to any Permitted Recipient (including its auditor), Tenant shall instruct such Permitted Recipient to abide by this confidentiality provision. Notwithstanding anything herein to the contrary, if Tenant does not notify Landlord in writing of any objection to an annual Operating Expenses Reconciliation Statement within one hundred fifty (150) days after receipt thereof, then Tenant shall be deemed to have waived any such objection and shall have no right to review Landlord's books and records related to Operating Expenses that are the subject of such Reconciliation Statement; [*****].

ARTICLE V

SECURITY

5.1Landlord shall provide the following security services and operate and maintain, in a manner consistent with a first-class data center, the following systems with respect to the Building and the Premises, the cost of which shall be included in Operating Expenses if and to the extent permitted under Article IV above: (i) administration of Building perimeter security including, without limitation, the Common Areas, (ii) monitoring and administration of the Building's access card system, (iii) monitoring and oversight of loading dock security and the parking lot located on the Land (the “Parking Lot”), (iv) monitoring and operation of security cameras throughout the Building, and (v) monitoring of the routes of ingress to, and egress from, the Premises and the Building (the “Security Systems”).

5.2Tenant shall have the right to, subject to Article IX hereof, install, manage and/or maintain, at its sole cost and expense, security services and systems to protect the Premises and vault environments including, without limitation, a secondary security perimeter within the Premises and electronic “key card” security system and/or biometric access system, in addition to the standard Building and Property security services provided by Landlord. Tenant agrees that such security systems shall not (i) limit Landlord's ability to access the space in the event of an emergency or to perform routine maintenance, subject to Section 11.1 hereof and Exhibit F attached hereto, or (ii) materially, adversely affect any area outside of the Premises. Tenant shall, upon ten (10) days' advance written notice to Landlord, have the right to obtain, at no additional cost to Tenant, monthly reports from Landlord regarding entry data and card access for: (a) each person on the Tenant Access List (as hereinafter defined) that enters the Building and (b) each person that enters the Premises. Tenant shall, further, have the right to request entry data, review video and card access for the Premises, the Building and the Parking Lot, as situations dictate to resolve its own reasonable security concerns or support any necessary personnel inquires, and Landlord or the Management Company shall use commercially reasonable efforts to furnish all such records, all subject to availability, no more than forty-eight (48) hours after such request by Tenant.

5.3Notwithstanding anything to the contrary contained herein, if (i) any breach of security in the Premises shall occur, (ii) any Service Interruption (as defined in Section 13.8 below) shall occur, or (iii) any other event adversely impacting the operation of the Premises occurs, Tenant shall immediately provide notice to Landlord via (a) email to the following (twenty-four (24) hours per day, seven (7) days per week and three hundred sixty-five (365) days per year) [*****] and (b) telephone call to the following (twenty-four (24) hours per day, seven (7) days per week and three hundred sixty-five (365) days per year) Landlord's Emergency/Security Response Center [*****] and/or such other email address and/or phone number as Landlord shall from time to time notify Tenant in writing (“Landlord's Emergency Contacts”).

5.4Notwithstanding anything to the contrary contained herein, if (i) any breach of security in the Building and/or the Premises shall occur, (ii) any Service Interruption (as hereinafter defined) and/or reductions in levels of redundancy as provided in Section 13.2 below shall occur, or (iii) any other event adversely impacting the operation of the Premises and/or the Building occurs, Landlord shall immediately provide notice to Tenant via (a) email to [*****] and [*****] (twenty-four (24) hours per day, seven (7) days per week and three hundred sixty-five (365) days per year) and (b) telephone call to [*****] (twenty-four (24) hours per day, seven (7) days per week and three hundred sixty-five (365) days per year), and/or to such other email address and/or phone number as Tenant shall from time to time notify Landlord in writing (“Tenant's Emergency Contacts”).

5.5Tenant shall provide to Landlord an access list (as updated and/or modified from time to time by Tenant, the “Tenant Access List”) designating employees of Tenant and Permitted Licensees (defined in Section 7.6 below) that are permitted to enter the Premises. Each Tenant employee/Permitted Licensee designated by Tenant on the Tenant Access List shall receive a permanent access badge (an “Access Badge”). [*****]. Tenant shall be solely responsible for updating the Tenant Access List and providing any changes to Landlord. In the event that any Tenant employee or Permitted Licensee is removed from the Tenant Access List by Tenant or no longer requires access to the Premises for any reason, Tenant shall return such Tenant employee/Permitted Licensee's Access Badge to Landlord promptly. Landlord agrees and acknowledges that: (a) the contents of the Tenant Access List and/or the identities of those parties visiting the Premises shall remain strictly confidential and shall not be disclosed to any other party, other than the Management Company, without the prior written consent of Tenant, and (b) Landlord shall destroy, and not re-use, any and all Access Badges returned by Tenant to Landlord as aforesaid. If any person seeking to gain access to the Premises is not on the Tenant Access List, then such person shall be refused access to the Premises; provided, however, that, so long as an employee or representative of Tenant has escort authorization as specifically indicated on the Tenant Access List, such employee and/or representative may escort any visitor, including, without limitation, any vendor, supplier, partner, customer or prospective customer of Tenant, that is not on the Tenant Access List to and/or within the Premises. Without limiting the foregoing, in no event shall Landlord permit any representative or employee of Tenant that does not have escort authorization to escort any person that is not on the Tenant Access List to and/or within the Premises. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, at any time, to require the immediate removal of any employee, agent, representative, and/or contractor of Tenant, including, but not limited to, persons included on the Tenant Access List, from: (i) the Building or the Land for disruptive behavior or safety concerns occurring on the Property outside of the Premises or (ii) the Premises for material interference with Landlord's performance of its obligations within the Premises, as determined in the sole but reasonable discretion of Landlord. [*****] Without limiting the terms and provisions of Section B.iii. of the Services Exhibit attached hereto as Exhibit F, Landlord will provide a security orientation for its non-employee, third-party contractors, consultants, technicians and other personnel (excluding Tenant, Permitted Licensees or any of Tenant's employees, agents or invitees) that will have access to the Premises. [*****].

5.6[*****].

ARTICLE VI

USE OF PREMISES

6.1Tenant shall use and occupy the Premises solely for data center computing, hosting and managed services purposes (including Permitted Interconnections (as defined in Section 7.6 below)) and uses accessory thereto, including, without limitation, general office, storage, assembly, and repair (“Permitted Uses”), and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner (other than the Permitted Uses) that will increase the number of parking spaces required for the Building as required by law. Tenant's use of the Premises shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the “ADA”) and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and of all Tenant's machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant's sole expense. Notwithstanding the foregoing, Landlord at its expense (subject to reimbursement pursuant to Article IV above, if and to the extent permitted thereby) shall comply with Laws (including, without limitation, the ADA and Environmental Laws (hereinafter defined)) to the extent the same apply directly to the Building Structure and Systems (as hereinafter defined in Section 8.2), Common Areas of the Property as a whole, and any other portions of the Building located outside of tenant premises, including, without limitation, telephone rooms, mechanical and electrical rooms and closets; provided, however, that to the extent any non-compliance is a result of Tenant's particular use or occupancy of the Premises (as opposed to the Permitted Uses) or any negligence or willful misconduct of Tenant or any Agent, or if any improvements made by Landlord to comply with such Laws benefit solely the Premises (and not any other premises) and are atypical of those performed for similarly-situated tenants, then such compliance shall be at Tenant's cost. Landlord represents and warrants that, as of the Stage 1/Stage 2 Rent Commencement Date, the Premises and the Building shall be in material compliance with all Laws. Notwithstanding any other provisions herein to the contrary, the parties hereto acknowledge and agree that in the event the Premises and/or the Building are not in compliance with all Laws as of the Stage 1/Stage 2 Rent Commencement Date, and provided that any non-compliance is not a result of Tenant's breach of its obligations under this Lease or any negligence or willful misconduct of Tenant or any Agent, Landlord shall bear any and all costs and expenses of achieving such compliance, and such costs and expenses shall not be included as an Operating Expense. If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord, provided, that Landlord shall be responsible, at its sole cost and expense and not to be included as an Operating Expense, for obtaining the initial certificate of occupancy required for the Premises and Tenant's use of the Premises for the Permitted Uses. Use of the Premises is subject to all covenants, conditions and restrictions of record as of the Effective Date. Tenant shall not use any space in the Building or the Land for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises, whether in the Building or on the Land.

6.2Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant's use or occupancy of the Premises, the conduct of Tenant's business at the Premises, or Tenant's equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as Additional Rent the amount of such tax or fee.

6.3(a)    Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land by Tenant's employees, agents, contractors, licensees (including, without limitation Permitted Licensees) and/or invitees [but excluding Landlord or Landlord's agents, contractors or employees], provided that Tenant and Permitted Licensees may use and store normal and reasonable quantities of Hazardous Materials in the Premises as are customarily maintained by data center tenants and as may be reasonably necessary for Tenant and Permitted Licensees to conduct normal operations in the Premises, taking into account the Permitted Uses, so long as such Hazardous Materials are properly, safely and lawfully stored and used by Tenant and Permitted Licensees. At the expiration or earlier termination of this Lease, with respect to conditions existing on account of Tenant's use or occupancy of the Premises, Tenant shall surrender the Premises to Landlord free of Hazardous Materials attributable to an Environmental Default and in full compliance with all Environmental Laws.
i.“Hazardous Materials” means (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (c) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by product material), medical waste, chlorofluorocarbon, lead or lead based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment.
ii.“Environmental Law” means any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).
iii.“Environmental Default” means any material violation of any Environmental Law by Tenant or any Tenant invitee (other than Landlord or Landlord's agents, contractors, employees or agents) including, without limitation, a release, spill, or discharge of a Hazardous Material on or from the Premises, the Land or the Building.

(b)     Notwithstanding any termination of this Lease, Tenant shall indemnify and hold Landlord, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, spilled, stored or disposed of by Tenant or any Tenant invitee (other than Landlord or Landlord's agents, contractors or employees) in or about the Building, after the date hereof. In addition, Tenant shall give Landlord prompt written notice of any actual or threatened Environmental Default of which Tenant has actual knowledge, which Environmental Default Tenant shall cure in accordance with all Environmental Laws. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to promptly address same to Landlord's reasonable satisfaction, to perform, at Tenant's sole cost and expense, any lawful action necessary to address same. If any lender or governmental agency shall require testing to ascertain whether an Environmental Default is pending or threatened, and such testing discloses the existence of an Environmental Default, then Tenant shall pay the reasonable costs of such testing as Additional Rent.

(c)    Notwithstanding anything to the contrary contained herein, Landlord represents and warrants to Tenant that Landlord has no knowledge of the current existence of any Hazardous Materials in or about the Property. Notwithstanding anything to the contrary contained herein, Landlord shall indemnify and hold Tenant, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim based on, or arising out of, the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of by Landlord, any Landlord invitee or any other party (other than Tenant or Tenant's agents, contractors, employees, invitees or guests) prior to or after the Effective Date. In addition, Landlord shall give Tenant prompt written notice of any actual or threatened violation of any Environmental Law affecting the Premises of which Landlord has actual knowledge, which violation Landlord shall cure in accordance with all Environmental Laws. For purposes of this Section 6.3(c), Hazardous Materials excludes substances of a type and in a quantity normally used in connection with the occupancy or operation of data centers, provided such substances are being held, stored and used in compliance with federal, state and local Laws.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1Subject to the terms and provisions of Sections 7.2(b) and 7.6 below, Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant's rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent, provided no Event of Default exists under this Lease, and subject to Landlord's rights and Tenant's obligations pursuant to Sections 7.3, 7.4 and 7.5 below, Landlord shall not unreasonably withhold, condition or delay. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the use of the Property as a first-class data center; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee taking into account the remaining obligations under this Lease and the fact that Tenant is not released; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (v) the proposed subtenant or assignee is a governmental or quasi-governmental agency; or (vi) the holders of Mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable diligent efforts to obtain such consent if Landlord approves such transaction); or (vii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of forty-five (45) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building. Except as otherwise set forth herein, no assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment or subletting, Landlord's consent thereto, the listing or posting of any name other than Tenant's, or Landlord's collection or acceptance of rent from any assignee or subtenant, shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment or subletting. Notwithstanding anything to the contrary contained herein, if Tenant assigns this Lease (to an entity other than an Affiliate (as hereinafter defined)) and is not released of all liabilities under this Lease pursuant to this Article VII, Tenant shall not be liable under this Lease for any option periods, renewals or extensions of, or any amendments or modifications to, this Lease negotiated or effected between Landlord and any such assignee, unless Tenant otherwise agrees in writing. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord's collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this Lease without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole but reasonable discretion. Any sublease, assignment or mortgage shall, at Landlord's option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord's consent thereto, within thirty (30) days after execution thereof.

7.2(a)    If Tenant is a partnership or a limited liability company, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of the partners or members, as applicable, owning a controlling interest in Tenant (including each general partner or manager, as applicable), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Article VII. If Tenant is a corporation or a partnership with a corporate general partner, then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner) and that causes a change in control of Tenant, or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner) and that causes a change in control of Tenant, shall be deemed a voluntary assignment of this Lease subject to the provisions of this Article VII; provided, however, that if Tenant is a corporation, or a wholly-owned subsidiary of a corporation, whose stock is traded through a national or regional exchange or over the counter market, then the foregoing portion of this sentence shall be applicable only if such event has or is intended to have the effect of eliminating liability under this Lease.

(b)    Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default exists hereunder, Tenant may, upon not less than ten (10) days' prior written notice to Landlord (which notice shall contain a written certificate from Tenant, signed by an authorized representative of Tenant, containing a representation as to the true, correct and complete legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Sections 7.4 and 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to any of the following (each, an “Affiliate”): (i) to a corporation or other business entity (herein sometimes referred to as a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article VI above; or (ii) to a corporation or other business entity (herein sometimes referred to as a “related corporation”) which shall control, be controlled by or be under common control with Tenant, provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article VI above. In the event of any such assignment or subletting, Tenant shall, subject to the terms and provisions of Section 7.1 above, remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. For purposes of this Section 7.2, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Notwithstanding the foregoing, if Tenant structures one or more assignment or sublease transactions to an entity that meets the definition of Affiliate as specified above for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII, then such subtenant(s) or assignee(s) shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.

7.3(a)    If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent thereto, Tenant shall give notice to Landlord in writing (“Tenant's Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same) including whether any premium or other consideration is being paid for the assignment, sublease or other transaction; the anticipated commencement date of the proposed assignment, subletting or other transaction (the “Proposed Sublease Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (the “Proposed Sublet Space”); and either financial statements for the prior two (2) years certified by an authorized officer of Tenant or a certified public accounting firm or other evidence of financial responsibility of such proposed assignee, subtenant or other party. If financial statements for such proposed assignee, subtenant or other party are not available for the prior two years, then Tenant shall submit any financial statements that are available for the prior two years and any other available evidence of financial responsibility reasonably requested by Landlord.

(b)    Landlord shall grant or deny, with reasonable specificity, Tenant's request for consent contained in any Tenant's Request Notice within thirty (30) days after Landlord has received any such Tenant's Request Notice (including all other items required to be delivered by Tenant to Landlord as set forth in Section 7.3(a) above). If Landlord fails to timely grant or deny such request with reasonable specificity, then Landlord shall be deemed to have granted its consent thereto.

7.4If the proposed term with respect to the Proposed Sublet Space extends (including any renewal or extension options) beyond the first (1st) day of the twelfth (12th) calendar month before the then-scheduled expiration of the Lease Term, or if the Proposed Sublet Space is (or, when aggregated with other space being sublet or assigned by Tenant, will be) more than fifty percent (50%) of the total number of rentable square feet in the Premises or if the Critical Load Power associated with the Proposed Sublet Space is (or, when aggregated with the Critical Load Power associated with other space being sublet or assigned by Tenant, will be) more than fifty percent (50%) of the Maximum Load Limit, then, in any such event, except as set forth in Section 7.2(b) concerning Affiliates, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Tenant written notice of such termination within thirty (30) days after Landlord's receipt of Tenant's Request Notice. Notwithstanding any of the foregoing to the contrary, if Landlord sends Tenant a written notice pursuant to the immediately preceding sentence indicating Landlord's intention to terminate this Lease with respect to the Proposed Sublet Space, then Tenant shall have the right, for a period of ten (10) days after receipt of such notice, to withdraw (by written notice to Landlord) the applicable Tenant's Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Proposed Sublet Space, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent, Operational Space Rent (if applicable) and Additional Rent shall be reduced pro rata. Fifty percent (50%) of the cost of any construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises shall be paid by Tenant to Landlord as Additional Rent hereunder. If the Proposed Sublet Space constitutes the entire Premises and Landlord elects to terminate this Lease, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.

7.5If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rent and other charges due under this Lease plus (b) the reasonable out-of-pocket expenses (including any costs attributable to vacancy periods or “downtime”), that Tenant reasonably incurred in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture and other personal property, or any other form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord, along with the next monthly installment of Base Rent due, [*****] of any such net excess or other premium applicable to the sublease or assignment, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as Additional Rent. Acceptance by Landlord of any payments due under this Section 7.5 shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease or assignment.

7.6Landlord acknowledges that the business to be conducted by Tenant in the Premises may include the installation of certain equipment (described below) owned, licensed or otherwise used by customers, vendors or co-locators of the undersigned Tenant (“Permitted Licensees”) in the Premises, in order for Permitted Licensees to place, use, operate and/or maintain computer, switch, communications and/or other related facilities and equipment which may interconnect with Tenant's equipment and facilities and/or other Permitted Licensees' equipment and facilities (the “Permitted Interconnection”). To expedite Permitted Licensees' access to the Premises for Permitted Interconnections, Landlord expressly agrees that Tenant may, without Landlord's consent, license portions of the Premises to Permitted Licensees for the sole purpose of Permitted Interconnections pursuant to written agreements or other arrangements by and between Tenant and Permitted Licensees (collectively, “Permitted Agreements”); provided, however, that (a) Tenant acknowledges and agrees that access of Permitted Licensees to the Building and the Premises is subject to the terms and provisions of Article V above and (b) the Permitted Licensee's license of a portion of the Premises may not violate the terms of this Lease or any applicable Laws. The Permitted Agreements and the Permitted Licensees' rights thereunder shall be subject and subordinate at all times to this Lease and all of its provisions, covenants and conditions. Except to the extent caused by the negligence or willful acts or omissions of Landlord or its agents, and subject to Section 12.3 below, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord from and against (and to reimburse Landlord for) any and all claims, costs, damages, causes of action and/or litigation arising from or in any manner relating to (i) any Permitted Agreement, (ii) the use of the Premises or any other portion of the Building or the Property by any Permitted Licensee or any person claiming by, through or under any Permitted Licensee, its officers, agents or employees (collectively, the “Colocating Parties”), and (iii) the acts or omissions of any Permitted Licensee or any Colocating Parties. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that Permitted Agreements shall not constitute, or be deemed to be, (I) the grant of a leasehold interest or otherwise constitute, or be deemed to be, a real property interest or (II) an assignment of this Lease or a sublet of the Premises, or any portion thereof, requiring Landlord's consent, and the Permitted Interconnections and Permitted Agreements shall not be subject to Landlord's rights and Tenant's obligations set forth in Section 7.4 and 7.5 above. Additionally, Landlord and Tenant agree that Tenant's right to enter into Permitted Agreements related to the Premises is a right that is granted specifically and solely to Rackspace U.S., Inc. and Rackspace Hosting, Inc. and Affiliates of each, and, as such, such right shall not be exercisable by any party (who is not an Affiliate of Rackspace U.S., Inc. and/or Rackspace Hosting, Inc.) to whom any or all of the rights of “Tenant” under this Lease are hereafter assigned or otherwise transferred, or by any Colocating Party (who is not an Affiliate of Rackspace U.S., Inc. and/or Rackspace Hosting, Inc.).

7.7All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations from and after the effective date of the relevant assignment and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

ARTICLE VIII
MAINTENANCE AND REPAIRS

8.1Subject to Landlord's obligations in Section 8.2, Article XVI and Article XVII below and in the Services Exhibit attached hereto as Exhibit F, Tenant, at Tenant's sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Premises that are necessary or desirable to keep the Premises in proper operating condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all Laws and the requirements of this Lease (Tenant's repair, maintenance and replacement obligations, including but not limited to obligations with respect to the Tenant Items (as hereinafter defined), shall hereinafter be collectively referred to as “Tenant's Repair and Maintenance Obligations”). Subject to Landlord's obligations in Section 8.2, Article XVI and Article XVII below, Tenant shall maintain all fixtures, furnishings and equipment installed by Tenant or any Tenant invitee in the Premises (excluding any PDUs installed by Tenant) in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall maintain throughout the Lease Term, at Tenant's sole cost and expense, customary maintenance and service contracts for the maintenance and repair of any and all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems and any and all non-Building standard supplemental power distribution equipment and systems installed by Tenant or any Tenant invitee in the Premises, and Tenant shall maintain throughout the Lease Term, at Tenant's sole cost and expense, all such supplemental heating, ventilation and air conditioning equipment and systems and supplemental power distribution equipment and systems, as well as any special tenant areas, facilities and finishes installed by Tenant or any Tenant invitee; special fire protection equipment, telecommunications and computer equipment installed by Tenant or any Tenant invitee; kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations (collectively, “Tenant Items”). Each such contract shall be with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise reasonably approved by Landlord. From time to time, at Landlord's request, Tenant shall provide Landlord with copies of all maintenance and service contracts. In the event that Tenant fails to commence and diligently prosecute to completion any item of Tenant's Repair and Maintenance Obligations within fifteen (15) Business Days following Tenant's receipt of notice from Landlord, then Landlord shall have the right, at Landlord's option, to perform any such item of Tenant's Repair and Maintenance Obligations and to charge Tenant for all reasonable costs and expenses actually incurred by Landlord in connection therewith. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof of which Tenant has knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than their order and condition on the applicable Rent Commencement Date, except for ordinary wear and tear and as otherwise provided in Article IX, Article XII and/or Article XVI. Except as otherwise provided in Article XVI, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any agent, employee, subtenant, assignee, contractor, client, licensee, customer, invitee or guest of Tenant (collectively, “Agents”) or Tenant, shall be repaired by Tenant at Tenant's expense, except that: (A) if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within ten (10) days following Tenant's receipt of notice from Landlord, then Landlord shall have the right at Landlord's option to make any such repair and to charge Tenant for all reasonable costs and expenses actually incurred by Landlord in connection therewith; and (B) if such injury, breakage and damage is caused by the negligence of Tenant or any Agent (as opposed to the gross negligence or willful misconduct of Tenant or any Agent), then the mutual waiver of subrogation specified in Sections 12.2 and 12.3 shall apply (subject to the limitations of the remainder of Article XII, including without limitation the fact that Tenant's insurance shall be primary and non-contributory). Landlord shall provide and install replacement tubes for Building-standard fluorescent light fixtures (subject to reimbursement pursuant to Article IV). All other lights and/or light bulbs within the Premises shall be provided and installed by Tenant at Tenant's sole cost and expense. The provision, installation and replacement of such lights and light bulbs shall be expressly required as an item of Tenant's Repair and Maintenance Obligations.

8.2Except as otherwise provided in this Lease, Landlord, at its expense (subject to reimbursement pursuant to (a) Article IV if and to the extent permitted thereby or (b) Section 9.5 hereof), shall promptly make all repairs, perform all maintenance and make all replacements (which shall be new or comparable materials, facilities or equipment only) to keep the exterior and demising walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof and common areas that form a part of the Building; the driveways, parking and grounds on the Land; the raised floor, the PDUs (up to the load side of each PDU, up to and including the output bus), CRAHs, Engine Generators, electrical distribution switchgear, uninterruptible power systems, HVAC cooling support equipment, the Building Management System, the Security Systems, fire detection and alarm system and fire protection system, any other equipment, facilities or other property of Landlord, located within the Premises and the Building, as well as the mechanical, telecommunications, electrical, HVAC and plumbing systems, equipment, rooms, closets, pipes, cables, risers, vaults, manholes and conduits that are provided by Landlord in the operation of the Building (collectively, the “Building Structure and Systems”), clean and in good operating condition, consistent with industry standards for first-class data centers (Landlord's repair, maintenance and replacement obligations, collectively, “Landlord's Repair and Maintenance Obligations”). Landlord's Repair and Maintenance Obligations shall include Landlord's duties and obligations set forth in Section B of the Services Exhibit attached hereto as Exhibit F. Notwithstanding any of the foregoing to the contrary, maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and Tenant Items shall be deemed not to be a part of the Building Structure and Systems.

ARTICLE IX

ALTERATIONS
9.1(a)    Landlord represents and warrants that it has constructed and installed at its sole cost and expense, ACC6 Phase I and data center infrastructure and leasehold improvements, and Landlord covenants to construct and install, at Landlord's sole cost and expense and not to be included as Operating Expenses, ACC6 Phase II and data center infrastructure and leasehold improvements, all as outlined in Exhibit D attached hereto and made a part hereof (“Landlord's Work”), all in a good, workmanlike and first-class manner, and all in compliance with all applicable Laws (including, without limitation, all applicable building codes). Without limiting the foregoing, ACC6 Phase II shall be constructed to be substantially similar to ACC6 Phase I and shall be configured generally as depicted on the floor plan attached hereto as Exhibit B. [*****].
(b)    [*****].
(c)    It is understood and agreed that, except for Landlord's Work (including, without limitation, Landlord's Post-Effective Date Work and Landlord's delivery of the Operational Space as set forth in Section 1.3 above), Landlord is under no obligation to make, any structural or other alterations, installations, additions or improvements in or to the Building, Land or Premises.
(d)     [*****].

9.2Subject to the terms and provisions of Section 9.6 below, Tenant shall not make or permit anyone to make any material alterations, additions, improvements or replacements in or to the Premises, the Building, or the Property (collectively, “Alterations”) without the prior written consent of Landlord, which consent may be withheld or granted in Landlord's sole and absolute discretion with respect to structural Alterations and those non-structural Alterations which are visible from the exterior of the Premises, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other non-structural Alterations. Structural Alterations shall be deemed to include, without limitation, any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing or HVAC systems, of the Premises or the Building. Notwithstanding the foregoing, Tenant shall have the right to make Minor Changes (as defined below) within the Premises without requiring the consent of Landlord. “Minor Changes” shall mean those minor, non-structural Alterations which will not cause an interruption of, or a reduction in, the functioning of the Building's mechanical, electrical, life safety, security, plumbing, HVAC, telecommunications or other systems, and which cost (including installation) in the aggregate less than [*****] (as reasonably determined by Landlord). The construction of any cage(s), security fencing or similar structure within the Premises shall not be a Minor Change and shall be subject to Landlord's consent, such consent not to be unreasonably withheld, conditioned or delayed. Any Alterations made by Tenant shall be made: (a) in a good, workmanlike, first class and prompt manner; (b) using new or comparable materials only; (c) by a contractor included on Landlord's list of approved contractors or a contractor otherwise reasonably approved in writing by Landlord (each, an “Approved Contractor”); (d) on days and at times that do not unreasonably interfere with Landlord's performance of its obligations under this Lease; (e) under the supervision of an architect reasonably approved in writing by Landlord; (f) in accordance with plans and specifications prepared by an engineer and/or architect reasonably acceptable to Landlord, and, with respect to Alterations that are not Minor Changes, which plans and specifications shall be approved in writing by Landlord at Landlord's standard charge, which shall not exceed [*****] except in the event that Landlord reasonably obtains the services of a non-affiliated third party to review such plans and specifications (i.e., where an Alteration affects the Building Structure and Systems), in which event Tenant shall be responsible for all reasonable, third-party, out-of-pocket costs and expenses actually incurred by Landlord; (g) in accordance with all Laws and, if made available to Tenant by Landlord, the reasonable requirements of any insurance company insuring the Building or any portion thereof; (h) with respect to any Alterations that are not Minor Changes, after Landlord shall have obtained any required consent of the holder of any Mortgage of whom Tenant has notice; (i) after obtaining public liability and worker's compensation insurance policies approved in writing by Landlord, which policies shall cover every person who will perform any work with respect to such Alteration; and (j) with the obligation for Tenant to obtain and deliver to Landlord written, unconditional full or partial (as applicable) waivers of mechanics' and materialmen's liens against the Premises, the Building and the Property from all contractors, subcontractors, laborers and material suppliers (individually and collectively, “Contractors”) for all work, labor and services performed and materials furnished in connection with Alterations within ten (10) Business Days after Tenant submits payment to the applicable Contractor(s) for the applicable portion(s) of the Alterations. If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant as soon as commercially reasonable, but in no event more than thirty (30) days after Tenant receives notice thereof, at Tenant's sole cost and expense, by the payment thereof or by the filing of a bond legally sufficient to discharge such lien. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises, or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant's account, Landlord having no obligation or responsibility in respect thereof. Landlord's approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord's representation that such approved plans, drawings, changes or Alterations comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant, unless Landlord performed design work or construction work (other than reviewing and/or approving plans, drawings or construction work) with respect to such Alterations. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system or the roof of the Building shall, at Landlord's election, be performed by Landlord's designated contractor or subcontractor, who shall be reasonably approved by Tenant, at Tenant's expense (provided the cost therefor is competitive). For any approved Alterations performed by Tenant and/or its contractor(s), Tenant shall not be required to pay a construction supervision fee or coordination fee to Landlord; however, if Landlord's contractor or subcontractor performs any Alteration, then, except with respect to any of Landlord's Work (including, without limitation, Landlord's Post-Effective Date Work), Tenant shall pay a reasonable construction supervision fee [*****]. Promptly after the completion of an Alteration, Tenant, at its expense, shall deliver to Landlord three (3) sets of as-built (or record) drawings and CAD drawings prepared by Tenant's engineer showing such Alteration in place. Notwithstanding the foregoing, subject to Landlord's written approval, which shall not be unreasonably withheld or delayed, Tenant may elect not to cause as-built drawings and CAD drawings to be prepared for Minor Changes that, in Landlord's sole but reasonable discretion, do not affect the Building Structure and Systems.

9.3If any Alterations that require Landlord's consent are made without the prior written consent of Landlord then, if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion, removal and correction of such Alterations and restoration of the Premises and the Building within ten (10) days following Tenant's receipt of notice from Landlord, Landlord shall have the right, at Tenant's expense, to so remove and correct such Alterations and restore the Premises and the Building to their condition immediately prior thereto. Subject to the immediately succeeding sentence, all tenant improvements to the Premises made by Landlord, including, without limitation, all of Landlord's Work other than any Tenant Deployment Work (hereinafter defined), shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term. Tenant shall have the right to remove, at or prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings, trade fixtures, facilities and equipment installed in the Premises or elsewhere in the Building or on the Land solely at the expense of Tenant and any and all Permitted Licensees, including Tenant's Installations, Tenant's Work (including, for avoidance of doubt, any Tenant Deployment Work) and all other Tenant Items, and Tenant may remove, at its expense, all Alterations and other items (including any telecommunications equipment and wiring) made or installed by Tenant in the Premises or the Building, provided, that Tenant may, at its option, surrender those Alterations and/or Tenant Items or other Tenant facilities or equipment requested by Landlord in writing.

9.4Landlord waives, releases and relinquishes any statutory, common law or constitutional liens it may have or at any time hereafter be entitled to assert against the personal property, trade fixtures and telecommunications, computer or other equipment and facilities which Tenant, its agents, employees and/or its Permitted Licensees, install in the Premises or elsewhere in the Building or on the Land, or is otherwise located in the Premises.

9.5The addition and installation of any power distribution unit (each, a “PDU”) in any Pod by or on behalf of Tenant that is in addition to the Building-standard number of PDUs installed in each Pod by Landlord as part of Landlord's Work (each, an “Additional PDU”), shall be subject to the following terms and conditions: (i) Additional PDUs shall be specified and purchased by Tenant, or by Landlord or an affiliate of Landlord on behalf of Tenant, at Tenant's cost, to be consistent and compatible with the make, model and manufacturer of the Building-standard PDUs, including all features and options (as reasonably determined by Landlord), provided that Landlord shall be responsible to provide Tenant with all relevant specifications for the Building-standard PDUs, including, without limitation, the make, model and manufacturer, and all features and options, thereof, prior to or concurrently with Landlord's approval of the installation of said Additional PDUs as provided for in this Lease; (ii) at Tenant's cost, Additional PDUs shall be equipped with industry-standard remote monitoring capabilities and shall be integrated into the BMS (defined in Exhibit F attached hereto) in the same manner as the Building-standard PDUs, provided that Landlord shall be responsible to provide Tenant with all information reasonably necessary in order for Tenant to understand the work related to the integration of the Additional PDUs into the BMS prior to or concurrently with Landlord's approval of the installation of said Additional PDUs as provided for in this Lease; (iii) all Additional PDUs and associated PDU input feeders, BMS wiring and integration and any required revisions and/or modifications to the existing electrical distribution system necessary to accept and provide electrical power to each Additional PDU shall be installed and/or performed, as applicable, by Landlord or its affiliate at Tenant's cost; and (iv) all maintenance and repairs for Additional PDUs shall be performed by Landlord [as provided for in Section 8.2 above] at Tenant's sole cost, provided that, notwithstanding the foregoing, Tenant shall not be required to pay all costs [as opposed to Tenant's Pro Rata Share thereof] associated with Landlord's maintenance and repair of Additional PDUs unless all other tenants and occupants of the Building are similarly responsible to pay all costs for maintenance and repair of PDUs in their respective premises that are in addition to the Building-standard number of PDUs. Notwithstanding the foregoing, the terms and conditions of subparagraphs (i) and (ii) above shall automatically be deemed to be satisfied with respect to any Additional PDUs installed by Landlord and/or an affiliate of Landlord. As used herein, (1) the term “Building-standard number of PDUs” shall mean (a) eight (8) 450 kVA PDUs for each of Pod 8, Pod 9, Pod 10, and Pod 11 and (b) eight (8) 225 kVA PDUs for Pod 6A and (2) the term “Building-standard PDUs” shall mean the PDUs installed by Landlord, at Landlord's sole cost and expense, as part of Landlord's Work. For the avoidance of doubt, as part of Landlord's Work, Landlord is required to install, in each Pod of the Premises and at its sole cost and expense, the Building-standard number of PDUs.

9.6Subject to the terms and provisions of this Section 9.6 herein below, Tenant, or an agent of Tenant, will manage Tenant's Installations and any other alterations and improvements to be performed by Tenant in connection with Tenant's initial occupancy of the Premises (“Tenant's Work”). This includes the selection of contractors, architects and/or engineers, as applicable. Landlord will have reasonable approval rights of any proposed general contractor and will be allowed to review and reasonably approve all plans and specifications relative to Tenant's Work. In connection with the foregoing, Tenant shall consult with, and reasonably consider suggestions by, Landlord regarding the design of the electrical distribution, perforated floor tile placement and equipment layout of the Pods in connection with Tenant's Work, to optimize the performance of Tenant's operations within the Pods. In connection with the foregoing, Landlord shall not charge Tenant a coordination or construction supervision fee. Notwithstanding the foregoing, at Tenant's election, Tenant may engage Landlord to perform all or certain portions of Tenant's Work, including any Tenant Deployment Work. If so elected by Tenant, Landlord shall, as part of Landlord's Work, construct, install and/or perform, as applicable, at Tenant's sole cost and expense, in a good, workmanlike and first-class manner, in compliance with all applicable Laws (including, without limitation, all applicable building codes) and in accordance with plans and specifications proposed by Tenant and reasonably approved by Landlord as aforesaid, the electrical infrastructure deployment and/or the deployment of cabling and telecommunications infrastructure in the Pods (the “Tenant Deployment Work”). In connection therewith, and notwithstanding anything to the contrary contained in this Lease, Landlord agrees that (a) with respect to Tenant's initial electrical infrastructure deployment in each of the Pods, Landlord shall not charge Tenant any amount in excess of its actual, out-of-pocket costs for labor and materials, and (b) with respect to Tenant's initial deployment of the cabling and telecommunications infrastructure in the each of the Pods, neither Landlord nor any Landlord affiliate shall charge Tenant any amount in excess of its actual, out-of-pocket costs for labor and materials, plus a fee of ten percent (10%) of such amount; provided, however, that, with respect to (a) and (b) above, for clarification, in no event shall the initial deployment for any portion of a Pod extend beyond the date on which Tenant commences the conduct of its business upon that portion of an applicable Pod. Tenant will reimburse Landlord for any such costs and expenses no more than once per calendar month, within thirty (30) days after receipt of written demand therefor, accompanied by invoices and other reasonable back-up documentation.

9.7Tenant shall be permitted to install, at its sole cost, a redundant set of current transformers and related circuitry and facilities, including communications connectivity equipment (hereinafter collectively referred to as “Tenant's Metering Apparatus”), on the incoming sources of both the Critical Load Power for the Premises (the “D-Boards”) and for the CRAH Power for the Premises (the “CRAH-Boards”). Tenant's installation of Tenant's Metering Apparatus shall be subject to the terms and provisions of this Article IX, including, without limitation, the following terms and conditions:

(a)    Tenant acknowledges and agrees that Tenant's Metering Apparatus shall be used solely for the acquisition of data to assist Tenant in its power and space management efforts within the Premises. Landlord's metering equipment shall be utilized for all other purposes under this Lease, including, but not limited to, determining Tenant's Critical Load Power and CRAH Power usage under Section 13.4 below and determining Critical Load Power quality and availability under Exhibit F attached hereto, including the occurrence of any Service Deficiencies.

(b)    Tenant shall, prior to scheduling any installation of Tenant's Metering Apparatus, submit to Landlord for Landlord's review and approval “Specification Documents”, which shall include drawings, plans and specifications setting forth, among other things, all proposed materials and wiring schematics for Tenant's Metering Apparatus. Any such approval by Landlord shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges that the installation of Tenant's Metering Apparatus requires a shutdown of the affected portion of the electrical distribution infrastructure to safely perform such installation. Prior to performing any installation of Tenant's Metering Apparatus that would require access to the internal wiring to any D-Boards and/or CRAH-Boards, Tenant shall coordinate and schedule such work with Landlord's data center operations personnel. Landlord (including its data center operations personnel) agrees to reasonably cooperate with Tenant in connection with Tenant's installation of Tenant's Metering Apparatus. With respect to Landlord's representations and warranties included in the penultimate paragraph of Section 13.2 below, but without limiting or affecting any other terms or provisions of this Lease, including, without limitation, Section 9.7(e) below and the terms and provisions of the Services Exhibit attached hereto as Exhibit F, Tenant further acknowledges that, with respect to any Pods within which Tenant has commenced the conduct of its business (i.e., Tenant is utilizing Critical Load Power for other than testing purposes), installation work as described above requires the electrical infrastructure to be altered from its normal mode of operation and that such operations correspondingly reduce the level of redundant power paths serving the Premises for the duration of the installation activities.
(c)    Following Landlord's approval of the Specification Documents, Tenant shall provide at least two (2) Business Day's written notice to Landlord prior to commencing any installation of Tenant's Metering Apparatus. Landlord shall inspect the work methods and materials during and after installation of Tenant's Metering Apparatus, and Landlord may reject any portion of such work that Landlord, in its reasonable discretion, deems to be substandard or inconsistent with the applicable Specification Documents. Any corrective action that Landlord may reasonably require in connection with the installation of Tenant's Metering Apparatus shall be performed by Tenant at Tenant's sole expense.
(d)    Tenant shall be solely responsible for the installation, repair and maintenance of Tenant's Metering Apparatus, provided, that, to the extent any repairs or maintenance of Tenant's Metering Apparatus are required due to the negligence or willful acts or omissions of Landlord, its agents, contractors or employees, such repairs and/or maintenance shall be at Landlord's cost and expense. Prior to performing repairs or maintenance to Tenant's Metering Apparatus that would require access to the current transformers, connections or wiring to any D-Boards and/or CRAH-Boards, Tenant shall coordinate and schedule such repairs or maintenance with Landlord's data center operations personnel. Landlord (including its data center operations personnel) agrees to reasonably cooperate with Tenant in connection with Tenant's repair and maintenance of Tenant's Metering Apparatus. With respect to Landlord's representations and warranties included in the penultimate paragraph of Section 13.2 below, but without limiting or affecting any other terms or provisions of this Lease, including, without limitation, Section 9.7(e) below and the terms and provisions of the Services Exhibit attached hereto as Exhibit F, Tenant acknowledges that repairs and/or maintenance work as described above requires the electrical infrastructure to be altered from its normal mode of operation and that such operations correspondingly reduce the level of redundant power paths serving the Premises for the duration of the repair and/or maintenance activities.

(e)    Tenant covenants and agrees that the installation and operation of Tenant's Metering Apparatus shall not interfere with Landlord's obligations under this Lease, including, but not limited to Landlord's obligations set forth in Article XIII below and Exhibit F attached hereto, and shall not interfere with Landlord's operations within the Building. For purposes of the foregoing sentence, the term “interfere” shall not be deemed to include any incidental interference that has no adverse impact on Landlord's obligations under this Lease or Landlord's operations within the Building. In the event that Tenant's (or its agents', contractors' or employees') installation and/or operation of Tenant's Metering Apparatus, or, except to the extent caused by the negligence or willful acts or omissions of Landlord, its agents, contractors or employees, the malfunctioning of Tenant's Metering Apparatus, causes damage to Landlord's electrical distribution systems serving the Premises (subject to the exception set forth herein above, the duration of any such event (ceasing upon successful repair of the damage or when successful repair of such damage would have occurred if Landlord had pursued said repair promptly and diligently), a “Tenant's Metering Apparatus Damage Event”), as reasonably determined by Landlord, Tenant shall be responsible for all costs to repair such damage and shall pay such costs as Additional Rent within thirty (30) days after receipt of an invoice of the costs of such repairs from Landlord. During (i) any Tenant's Metering Apparatus Damage Event or (ii) any reasonable period that it is reasonably necessary for Landlord's electrical distribution systems to be de-energized to allow for the repair of Tenant's Metering Apparatus (a “De-energized Period”), (A) Landlord's obligations under Article XIII below and Exhibit F attached hereto with respect to the provision of Critical Load Power to the Premises shall be suspended, but only to the extent Landlord's inability to satisfy said obligations is caused by such Tenant's Metering Apparatus Damage Event and/or De-energized Period, and (B) notwithstanding any provision of this Lease to the contrary, no Power Deficiency caused by such Tenant's Metering Apparatus Damage Event and/or De-energized Period shall constitute a Service Deficiency for purposes of Exhibit F attached hereto. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to avoid Power Deficiencies and other interruptions to the Premises, and, except as expressly provided above, shall satisfy Landlord's obligations under this Lease, including, without limitation, Landlord's obligations set forth in the penultimate grammatical paragraph of Section 13.2 below, during a Tenant's Metering Apparatus Damage Event or a De-energized Period.
(f)    In the event that during the Lease Term, in Landlord's sole but reasonable determination, the location of Tenant's Metering Apparatus (or any portion thereof) physically conflicts with Landlord's operations within the Building, including, but not limited to construction of improvements or installation of equipment, upon the receipt of written notice from Landlord, Tenant shall relocate Tenant's Metering Apparatus (or portion thereof, if applicable), at Tenant's sole cost, to a location designated by Landlord.
(g)    [*****].
(h)    Upon the expiration or earlier termination of the Lease Term, Tenant shall remove Tenant's Metering Apparatus and shall repair or replace any damage or injury to all or any portion of the Premises resulting from the installation and/or removal of Tenant's Metering Apparatus.

(i)    In addition to Tenant's general indemnification of Landlord under Section 14.2(a) below, but, for avoidance of doubt, subject to the terms and provisions of the final sentence of said Section 14.2(a), Tenant hereby expressly agrees to indemnify and hold Landlord harmless against all losses, costs, damages, claims, liabilities, suits, and causes of action, including reasonable attorneys' fees and costs of litigation, suffered by or claimed against Landlord, directly or indirectly, based on or arising out of the installation, operation, use, maintenance, repair or removal of Tenant's Metering Apparatus, including, without limitation, any accident, injury, or damage whatsoever caused to any person, contractor, tenant or third party, or to the property or operations of Landlord or any person, contractor, tenant or third party, except to the extent caused by the negligence or willful acts or omissions of Landlord, its agents, contractors or employees.
ARTICLE X

SIGNS

Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement or notice of any kind on any part of the exterior or the interior of the Building without the prior written approval of Landlord, which may be granted or withheld in Landlord's sole and absolute discretion, provided, that Tenant may display signs within the Premises without Landlord's consent; however, the location of any such sign displayed within the Premises is subject to Landlord's approval, not to be unreasonably withheld or delayed. All signage installed by Tenant in accordance with this Article X shall be installed and removed at the expiration or earlier termination of the Lease Term, and Tenant shall repair any damage to the Building resulting therefrom, at Tenant's cost and expense. If any sign, advertisement or notice requiring Landlord's approval as aforesaid is exhibited or installed by Tenant without Landlord's prior approval, Landlord shall have the right to immediately remove the same at Tenant's expense. Landlord reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior or interior of the Building, including those required by applicable Law, provided, that Landlord shall not affix, install or display any signs, advertisements or notices not required by applicable Law and identifying Tenant, Tenant's Affiliates, any Permitted Licensees or Tenant's customers on or within the Building without Tenant's prior written consent, which consent may be granted or withheld in Tenant's sole and absolute discretion.

ARTICLE XI

LANDLORD ACCESS

11.1Tenant will permit Landlord, or its agents or representatives, and the holder of any Mortgage to enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, (i) to examine, inspect and protect the Premises and the Building, (ii) to make such alterations, replacements and/or repairs as in Landlord's reasonable judgment may be required by Law or be necessary in order for Landlord to perform its obligations under Article VIII hereof, and (iii) to otherwise comply with and carry out Landlord's obligations under this Lease. In connection with any such entry, Landlord shall (A) diligently endeavor to minimize the disruption to Tenant's use of the Premises, and, in all events, shall not materially interfere with Tenant's use of, or access to, the Premises for the Permitted Uses, (B) except in the event of emergency and with respect to non-intrusive, routine rounds (which are visual inspections that do not require any handling or touching of equipment other than Landlord's meters and metering equipment) (“Routine Rounds”), give Tenant reasonable advance written, telephonic or email notice of such entry pursuant to Section 5.4 above, which shall not be less than two (2) Business Days prior to the date of entry (provided, however, that Landlord shall be permitted to request entry upon shorter notice pursuant to said Section 5.4 and Tenant may allow or prohibit such earlier entry in its sole but good faith discretion) and (C) diligently endeavor to conduct such entry only during normal working hours (except in the event of an emergency and in the case of Routine Rounds). Tenant may, at its option, require that Landlord be accompanied by a representative of Tenant during any such entry, excluding any emergency and Routine Rounds (provided that if a Representative of Tenant is present during Routine Rounds, such representative may accompany Landlord's representative during such representative's Routine Rounds), provided that such representative of Tenant does not interfere with or delay Landlord exercising its rights or satisfying its obligations hereunder. Without limiting the foregoing, to the extent Landlord's Routine Rounds are scheduled in advance, Landlord agrees to notify Tenant, by telephone or email pursuant to Section 5.4 above, of such scheduled Routine Rounds, and Landlord agrees to use commercially reasonable efforts to give Tenant advance notice, by telephone or email pursuant to Section 5.4 above, of any unscheduled Routine Rounds.

11.2Landlord reserves the right to grant easements, rights, and dedications that Landlord deems necessary or desirable for the benefit of the Property, and to record personal maps and restrictions in connection therewith; provided, however, Landlord shall not enter into any such agreement or grant any such rights that would unreasonably interfere with Tenant's use or occupancy of, or access to, the Premises in accordance with the Permitted Uses.

11.3Upon written request by Tenant, Landlord shall grant, subject to Landlord's rules and regulations and upon commercially reasonable terms, as determined by Landlord in its sole but reasonable discretion, license rights coterminous with the Lease Term to one or more reputable telecommunications utility provider(s) designated by Tenant (any such utility provider, an “Approved Fiber Provider”), to permit any such Approved Fiber Provider to bring such Approved Fiber Provider's telecommunications fiber, cable and related equipment and facilities from and through conduits within each of the two (2) communications duct banks on the Property (the “Telecommunications Duct Banks”) into each of the four (4) telecommunications points of entry within ACC6 Phase I and ACC6 Phase II (each, a “POE”), to provide cross-connects within the Premises and to permit any such Approved Fiber Provider to maintain and operate such cable, fiber and related facilities and equipment on the Property. Landlord agrees that Landlord shall not charge Tenant or any Approved Fiber Provider any fee and/or other amount in connection with any such license granted pursuant to this Section 11.3 (other than direct costs incurred in connection with maintaining and restoring the Property, systems, and equipment directly affected by such license). [*****]

ARTICLE XII

INSURANCE

12.1Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which is inconsistent with the Permitted Uses and which will in any way increase the rate of property insurance or other insurance on the Building. If any increase in the rate of property or other insurance is due to any specific activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay, as Additional Rent due hereunder, the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such specific activity, equipment or other item shall be conclusive evidence thereof.

12.2(a)    Throughout the Lease Term, Tenant shall obtain and maintain: (1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease, premises and operations coverage, broad form property damage coverage, independent contractors coverage, and personal injury, an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from a hostile fire, and a standard separation of insureds provision; (2) business interruption insurance; (3) all risk property insurance; (4) comprehensive automobile liability insurance (covering automobiles owned, hired or used by Tenant in carrying on its business, if any); (5) worker's compensation insurance (covering Tenant's employees); (6) employer's liability insurance (covering Tenant's employees); and (7) umbrella excess liability coverage on a following form basis in excess of the primary commercial liability, business auto liability, and employer's liability coverages specified above and which insures against bodily injury, property damage, personal injury and advertising injury claims. Such commercial general liability insurance shall be in amounts of One Million Dollars ($1,000,000) combined single limit per occurrence, and Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis). Such business interruption insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year. Such property insurance shall be in an amount not less than that required to replace all tenant improvements installed by Tenant in the Premises, all Alterations (excluding, for avoidance of doubt, any Landlord's Work other than any Tenant Deployment Work, if applicable) and all of Tenant's contents within the Premises (including, without limitation, Tenant's trade fixtures, decorations, furnishings, inventory, equipment, facilities and personal property), but excluding PDUs, CRAHs, HVAC cooling support equipment, fire detection and alarm and fire suppression systems and equipment and any other equipment, facilities or other property of Landlord comprising the Building Structure and Systems and located within the Premises. Such automobile liability insurance shall be in an amount of One Million Dollars ($1,000,000) combined single limit for each accident. Such worker's compensation insurance shall meet statutory limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time). Such employer's liability insurance shall be in an amount of One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee. Such umbrella excess liability insurance shall be in amounts of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate, in addition to the limits stated above for the commercial general liability, business auto liability and employer's liability insurance.

(b)    All such insurance shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, and that has a rating equal to or exceeding A:XII from the most current Best's Insurance Guide; (2) with respect to Tenant's commercial general liability insurance, name Landlord, the Management Company and the holder of any Mortgage (as hereinafter defined) of which Tenant has notice (collectively, the “Landlord Insured Parties”) as additional insureds; (3) contain a waiver of subrogation (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord's shareholders, partners, directors, officers and employees (“Landlord's Representatives”) from liabilities, claims and losses for which they may otherwise be liable to the extent that (i) Tenant is covered therefor by insurance carried or required to be carried under this Lease and (ii) provided that Tenant is carrying such required insurance, Tenant receives proceeds therefor); (4) be reasonably acceptable in form and content to Landlord; (5) be primary and non-contributory; and (6) contain an endorsement requiring the insurance company to provide Landlord with written notice (by certified or registered mail, return receipt requested to the addresses listed in Section 24.6 hereof) of cancellation or non-renewal at least thirty (30) days' prior to the effective date of such cancellation or non-renewal. Landlord reserves the right from time to time to require higher minimum amounts or different types of insurance if it becomes customary for other landlords of comparable data centers in the Northern Virginia area to require similar tenants in similar industries to carry insurance of such higher minimum amounts or of such different types. Tenant shall deliver an Accord 27 certificate of all such insurance (which certificate shall evidence an endorsement for each policy indicating that the Landlord Insured Parties are named as additional insureds on liability policies (except employer's liability, workers' compensation and umbrella excess liability coverage) and that Landlord is named as a loss payee on the property insurance policies with respect to Landlord's interest in improvements and betterments) to Landlord on or before the Stage 1/Stage 2 Rent Commencement Date and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to the Stage 1/Stage 2 Rent Commencement Date and, thereafter, within thirty (30) days following Landlord's request during the Lease Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required), after ten (10) days' prior notice, to procure such coverage in the amount stated, with all costs thereof to be chargeable to Tenant and payable as Additional Rent within thirty (30) days after receipt of written invoice therefor.

12.3Throughout the Lease Term, Landlord agrees to carry and maintain all-risk property insurance (with full replacement cost coverage) covering the Building, including the Building Structure and Systems, and any other equipment, fixtures and property of Landlord therein, in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of action and recovery against and releases Tenant and Tenant's Affiliates, shareholders, partners, directors, officers, employees, agents and representatives (“Tenant's Representatives”) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent that (i) Landlord is covered therefor by insurance carried or required to be carried under this Lease and (ii) provided that Landlord is carrying such required insurance, Landlord receives proceeds therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier with respect to Tenant and Tenant's Representatives. Landlord also agrees to carry and maintain, throughout the Lease Term, commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required of Tenant pursuant to Section 12.2 above). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's personal property or any Alterations installed by Tenant (including, without limitation, Tenant Deployment Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.

ARTICLE XIII

SERVICES AND UTILITIES

13.1The Building is at all times subject to the exclusive control, management and operation of Landlord. Subject to the terms and provisions of this Lease, Landlord has the right with respect to such control, management and operation to:
i.obstruct or close off all or any part of the Property for the purpose of maintenance, repair or construction, provided that Tenant's use of or access to the Premises is not unreasonably impaired thereby;
ii.employ all personnel necessary for the operation and management of the Building, either directly or through an experienced third party property management company and, in connection therewith, Landlord shall maintain adequate personnel at the Building twenty-four (24) hours per day, seven (7) days per week;
iii.construct other improvements and make alterations, additions, subtractions or re-arrangements, construct facilities adjoining or proximate to the Building, including underground tunnels and pedestrian walkways and overpasses, provided that Tenant's use of, normal operations in or access to, the Premises in accordance with the Permitted Uses is not impaired thereby;
iv.do and perform such other acts in and to the Building and, in connection with performing any maintenance or repair obligations of Landlord, in and to the Premises and to have access thereto, as, in the use of good business judgment, Landlord determines to be advisable for the more efficient and proper operation of the Building and Premises, provided that Tenant's use of, normal operations in or access to, the Premises in accordance with the Permitted Uses is not unreasonably impaired thereby; and
v.reasonably control, supervise and regulate the parking areas in such manner as the Landlord determines from time to time.

13.2During the Term, the Landlord shall provide, or cause to be provided, to the Premises, the following services and utilities upon the terms and subject to the conditions set out in this Article XIII and in Exhibit F attached hereto:
i.the heating, ventilation and air conditioning (“HVAC”), including, without limitation, sufficient CRAH power (“CRAH Power”) and chiller plant power (“Chiller Plant Power”), for the Premises shall be provided at all times in order to maintain the Environmental Conditions (as hereinafter defined), including maintaining a temperature adequate for normal occupancy in accordance with the Permitted Uses, including heat rejection equipment capable of handling 2.4 megawatts of Critical Load Power in each of Pod 8, Pod 9, Pod 10 and Pod 11 and 1.0833 megawatts of Critical Load Power in Pod 6A, subject to the provisions of Section 1.1 hereof;
ii.water, gas and fuel in amounts no less than the amounts customarily provided by the owners of similarly-sized, first class data centers, as installed in the Building and Premises;
iii.PDUs sufficient to support 2.4 megawatts of Critical Load Power to each of Pod 8, Pod 9, Pod 10 and Pod 11 and 1.0833 megawatts of Critical Load Power to Pod 6A, subject to the provisions of Section 1.1 hereof;
iv.the Telecommunications Conduits exclusively serving the Pods of the Premises and the Feeder Conduits shall be provided to Tenant as set forth in Section 11.3 above; provided, however, that Tenant may, pursuant to said Section 11.3, utilize one (1) or more Approved Fiber Providers for the connection of new fiber lines from and through each of the Telecommunications Duct Banks to the Building and into the POEs;
v.security for the Building in accordance with Article V hereof; and
vi.loading dock facilities convenient to the Premises twenty-four (24) hours a day, seven (7) days a week.

Landlord represents, warrants and covenants to Tenant that, commencing on each Lease Commencement Date and throughout the Lease Term, (I) Critical Load Power up to the Stage 1 Maximum Load Limit, the Stage 2 Maximum Load Limit and the Maximum Load Limit, as applicable, will be available to the Stage 1 Pod, the Stage 2 Pods and all Pods of the Premises, as applicable, (II) the Stage 1 Pod, the Stage 2 Pods and the Stage 3 Pods, as applicable, shall be provided with a dedicated back-up system for such Critical Load Power, including UPS and Engine Generators and (III) all Building infrastructure shall be operational in accordance with industry standards and procedures for first-class data centers, accounting for, among other things, repairs, scheduled maintenance and emergency situations. Landlord further represents and warrants that the critical electrical systems of ACC6 Phase I and ACC6 Phase II are each designed in an isolated parallel 10N + 2R configuration with 13.0 megawatts of Critical Load Power over the raised floor space to each of ACC6 Phase I and ACC6 Phase II, thus 9.7501 megawatts of Critical Load Power with N+2R redundancy, shall be available to the Premises when all infrastructure is operational as provided herein above. [*****]. The Building's critical mechanical systems are designed in an N+2 configuration.

As used herein, “Critical Load Power” shall mean the total electrical power supplied to the input circuit breakers of the PDUs within the Premises and excluding electrical power needed for any heat rejection or HVAC system, lighting or other common facility systems or services.

13.3Tenant hereby acknowledges that the proper functioning of the Building as a data center requires Tenant to, at all times, maintain a clean Premises environment. In connection with the foregoing and notwithstanding anything to the contrary contained herein, Tenant shall clean the Pods of the Premises, including the raised floor surface and subsurface, in accordance with industry standards and procedures for cleaning first-class mission critical data center environments; provided, however, all cleaning of subsurface environments (i.e., beneath the raised floor in the Premises) must be approved in advance by Landlord, supervised by Landlord or Landlord's agent, and performed in accordance with Landlord's reasonable rules and regulations for performing such work. Tenant shall be solely responsible for providing, and shall pay directly all janitorial and other charges relating to, such cleaning services to the Premises.

13.4(a)    Tenant shall be solely responsible for the distribution of electrical power from the load side of each PDU (including the output circuit breakers) within the Premises to the remainder of the Premises and for the installation and related maintenance of equipment and systems required in connection with such distribution. Tenant shall, in no event, whether by the installation or placement of equipment or improvements or otherwise, interfere with Landlord's delivery of electrical power to the load side of each PDU (up to and including the output bus) within the Pods of the Premises. All charges for, or associated with, any service or utility used by Tenant within and/or with respect to the Premises and which is separately measured or submetered to, or with respect to, the Premises, including without limitation the charges for the Critical Load Power used by Tenant in the Pods of the Premises (“CLP Charges”), the charges for the CRAH Power used with respect to the Premises (“CRAH Charges”) and the charges for the Chiller Plant Power used with respect to the Premises (“Heat Rejection Charges”), shall be billed directly to Tenant (without any mark-up by Landlord) and paid to Landlord, or, if requested in writing by Landlord (where applicable), paid directly by Tenant to the utility provider. With respect to the CLP Charges and the CRAH Charges, payment shall be made within thirty (30) days after Tenant's receipt of an invoice therefor. With respect to Heat Rejection Charges, Tenant shall be charged monthly, in advance, for electricity to be consumed to supply the Pods of the Premises with heat rejection HVAC for the following month in an amount equal to the estimated monthly charge for Critical Load Power to be used by Tenant for the following month (based on the prior month's usage) multiplied by [*****] (the “Monthly Heat Rejection Charge”). The estimated Monthly Heat Rejection Charges will be reconciled with the actual monthly charges for electricity used to supply the Premises with heat rejection HVAC not less frequently than annually and not more often than monthly. The reconciliation of Monthly Heat Rejection Charges for any particular month shall be added to, or subtracted from, as applicable, the Monthly Heat Rejection Charge for the month following the date of any such reconciliation. The Monthly Heat Rejection Charge shall be payable by Tenant on the later to occur of: (i) the first day of the calendar month immediately following the date on which Tenant receives an invoice from Landlord setting forth the Monthly Heat Rejection Charge for the following month or (ii) within fifteen (15) Business Days after receipt of such invoice from Landlord setting forth the Monthly Heat Rejection Charge. Charges for or associated with all other services or utilities which are required to be provided by Landlord under Section 13.2 which are not separately measured shall be included in Operating Expenses and shall be paid by Tenant each month as provided in Article IV based on Tenant's Pro Rata Share. In the event any electrical utility serving the Premises imposes a “power factor” surcharge or similar surcharge as a result of Tenant's use of the Premises, including, without limitation, as a result of the power factor of any of Tenant's equipment, Landlord shall reasonably determine the portion of the surcharge allocable to Tenant and invoice Tenant therefor. Tenant shall pay amounts so invoiced within thirty (30) days of receipt of each such invoice, accompanied by reasonable back-up documentation. The Critical Load Power and CRAH Power used by Tenant in the Premises shall be separately metered or submetered.
(b)    [*****].
13.5It is understood and agreed that Landlord shall, prior to the Stage 1/Stage 2 Rent Commencement Date, engage the services of a professional data center management company (together with its successors and/or assigns, the “Management Company”) to provide certain management services in connection with the operation of the Building, including, without limitation, on-site facility engineering support services, maintenance and repair required of Landlord under this Lease and other services customary to first class data centers. The initial Management Company shall be DuPont Fabros Technology, L.P. To the extent the Management Company carries out the duties and obligations of Landlord under this Lease, then all restrictions and obligations imposed pursuant to this Lease on Landlord shall be deemed to extend to the Management Company, and Landlord shall cause the Management Company to comply with all such restrictions and obligations. [*****].

13.6Tenant will neither (a) utilize more than the Maximum Load Limit within the Pods of the Premises, (b) utilize more than the Pod Maximum Load Limit for any Pod of the Premises within such Pod of the Premises, nor (c) install any equipment which will exceed or overload the capacity of any utility, electrical, HVAC, or mechanical facilities in the Premises or Building, and Tenant will not bring into the Premises or install any utility, electrical, HVAC, or mechanical facility which Landlord does not approve, such approval not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, provided that Tenant's plans for configuration of the Premises have been approved by Landlord in accordance with Article IX above, Tenant shall not be required to obtain Landlord's approval to bring into the Premises, or install, any computer, network or telecommunications equipment and facilities to be used by Tenant or any Permitted Licensees where the installation of such equipment and/or facilities is consistent with Tenant's approved plans.

13.7If any damage is caused to the Building or the Premises by any of Tenant's machinery, equipment, objects or things or by overloading by Tenant as described in Section 13.6 above, Tenant will forthwith repair such damage, or, at the option of Landlord, pay Landlord within thirty (30) days after receipt of written demand accompanied by reasonable back-up documentation and invoices, as Additional Rent, the cost of repairing such damage plus a sum equal to five percent (5%) of such cost representing Landlord's overhead and administrative costs.

13.8Landlord acknowledges that Tenant's business operations require the continuous provision of electrical power, HVAC, and monitoring services in accordance with the standards, and in the amounts, specified herein (collectively, the “Critical Services”). Except as expressly set forth in this Lease, neither Landlord nor Tenant will take any action which would interrupt the Critical Services without the prior written consent of the other party, which consent may be granted or withheld in such party's sole and absolute discretion. Landlord will use diligent and best efforts not to interfere with or interrupt Tenant's operations within the Premises and will take immediate action to remedy any circumstances in which Landlord or any Landlord Party interferes with Tenant's Critical Services (except to the extent expressly permitted by this Lease). In the event of any interruption of Critical Services (a “Service Interruption”), Tenant shall, promptly upon becoming aware thereof, notify Landlord's Emergency Contacts in accordance with Article V hereof; such notice shall state with reasonable detail the nature of the interruption in question (each such notice, an “Interruption Notice”). Upon receipt of notice of any Interruption Notice or upon Landlord or the Management Company otherwise gaining knowledge of any Service Interruption, Landlord shall immediately undertake diligent efforts, consistent with first class data center providers, to cause the Service Interruption to be immediately remedied. Landlord shall maintain periodic contact with Tenant until the Service Interruption is resolved. [*****].

13.9[*****].

13.10Landlord has developed, and will, as part of Landlord's Work, install and implement, a “dashboard” type web-based monitoring system for the tenants' use (the “Dashboard Monitoring System”) that is integrated with the Building Management System (or BMS) and permits Tenant to monitor and observe (i) the Environmental Conditions (as defined in Exhibit F attached hereto) and the underfloor pressure (collectively, the “Monitored Conditions”) within each Pod of the Premises and (ii) the parameters and status of the CRAH units within each Pod of the Premises and (iii) the load parameters (current, KVA & kW) for those portions of the Building electrical distribution systems (PDUs and UPS output distribution boards) directly supporting each Pod of the Premises, (the systems referenced in clauses (ii) and (iii) above, collectively, the “Pod Mechanical and Electrical Systems”). Once developed and installed, Landlord and Tenant will enter into a license agreement in a substantially similar form to that certain License Agreement between Tenant and Landlord's Affiliate, Tarantula Ventures LLC, under the terms of which license agreement, and pursuant to the terms and provisions of this Lease, Tenant will have non-exclusive access to, and use of, at no additional charge to Tenant, the Dashboard Monitoring System in order to monitor and observe the Monitored Conditions and the Pod Mechanical and Electrical Systems. [*****].

13.11 [*****]

ARTICLE XIV

LIABILITY OF LANDLORD

14.1Except as otherwise set forth in this Lease, Landlord and Landlord's Representatives shall not be liable to Tenant, any Agent or any other person or entity for any and all damage, injury, loss or claim based on or arising out of any cause whatsoever, including without limitation the following: repair to any portion of the Premises (except for Landlord's maintenance, repair and replacement obligations as set forth in Article VIII above); interruption in the use of the Premises or any equipment therein (except for Landlord's obligations as set forth in Article XIII above); any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of heating, cooling, electrical, sewage or plumbing equipment or apparatus (except for Landlord's obligations as set forth in Article XIII above); termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease (except for Landlord's obligations to provide services and utilities as provided in Article XIII); and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant's agent for such purpose and not as Landlord's agent. For purposes of this Article XIV, the term “Building” shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section 14.1, and subject to Section 12.2(b) above, Landlord shall not be released from liability (a) to Tenant for any physical injury to any natural person or damage to Tenant's personal property caused by the negligence or willful misconduct of Landlord or Landlord's Representatives, provided that for damage to personal property, Landlord shall only be liable to the extent that such damage is not covered by insurance either carried by Tenant or required by this Lease to be carried by Tenant or (b) to the extent resulting from the breach or default by Landlord of its representations, warranties, covenants, duties and/or obligations under this Lease; provided, however, that neither Landlord nor any of Landlord's Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances under this Lease (including, without limitation, with respect to its reimbursement and indemnity obligations set forth in Section 14.2(b) below) be liable for: (i) any exemplary or punitive damages or (ii) any consequential or indirect damages (or for any interruption of or loss to business) to the extent that (A) Landlord is not covered therefor by insurance carried, or required to be carried under this Lease, and (B) provided that Landlord is carrying such required insurance, Landlord does not receive proceeds therefor, all in connection with or relating to this Lease.

14.2(a)    Except to the extent caused by the negligence or willful misconduct of Landlord or its agents, and subject to Section 12.3 above, Tenant shall reimburse Landlord, its employees and agents for (as Additional Rent), and shall indemnify, defend upon request and hold them harmless from and against all reasonable costs, damages, claims, liabilities, expenses (including reasonable attorneys' fees), losses, penalties and court costs (collectively, “Costs”) suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (i) use and occupancy of the Premises or the business conducted therein, (ii) any negligent or willful act or omission of Tenant or any Agent, (iii) any breach of Tenant's obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (iv) any entry by Tenant or any Agent upon the Land prior to the Stage 1/Stage 2 Rent Commencement Date in violation of the terms and provisions of this Lease. In no event, however, shall Tenant, Guarantor (as hereinafter defined), or any of Tenant's Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them), under any circumstances under this Section 14.2(a) or elsewhere under this Lease, be liable for: (I) any exemplary or punitive damages or (II) any consequential or indirect damages (or for any interruption of or loss to business) to the extent that (A) Tenant is not covered therefor by insurance carried, or required to be carried under this Lease, and (B) provided that Tenant is carrying such required insurance, Tenant does not receive insurance proceeds therefor.

(b)    Except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant, and subject to Section 12.2(b) above, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Costs suffered or claimed against Tenant as a result of: (i) Landlord's use or control of the common areas of the Building and the Building Structure and Systems, (ii) any negligent or willful act or omission of Landlord, its agents, employees or contractors, or (iii) any breach of Landlord's obligations under this Lease.

14.3No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Property. Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment, provided such transferee assumes in writing, the obligations of Landlord hereunder which accrue from and after the date of the transfer.

14.4Except as otherwise expressly provided herein (including, without limitation, as set forth in the Services Exhibit attached hereto as Exhibit F), Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant's sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that is required to be brought by applicable Laws and will be deemed forever waived if not then asserted by Tenant.

14.5If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Land, the Building, and any other improvements constructed or to be constructed on the Land, which shall be deemed to include proceeds actually received by Landlord from any sale of the Property, or any portion thereof (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building (net of all expenses). No asset of Landlord other than the Property, and no asset of any of Landlord's Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord's Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

ARTICLE XV

RULES AND REGULATIONS

Tenant agrees to comply with and observe the rules and regulations pertaining to the use and occupancy of the Premises or the Building set forth in Exhibit E attached hereto, together with all reasonable amendments thereto as may be promulgated in writing hereafter by Landlord in accordance with the terms and provisions of this Section 15.1 (the “Rules and Regulations”). Tenant's failure to keep and observe said Rules and Regulations after notice and opportunity to cure as set forth in Section 18.1(b) hereof shall constitute a material breach of the terms of this Lease. Landlord reserves the right from time to time to reasonably amend or supplement said Rules and Regulations and to adopt and promulgate additional reasonable Rules and Regulations applicable to the Premises and the Building, provided, that any such amendments, supplements or additional Rules and Regulations shall not materially reduce Tenant's rights under this Lease or materially interfere with Tenant's use of the Premises. Upon receipt thereof, Tenant agrees thereupon to comply with and observe any such additional, amended or supplemental Rules and Regulations promulgated by Landlord in accordance with this Section 15.1. In the event of any inconsistency between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail and control. Any violation of the Rules and Regulations by any individual that is not under Tenant's control shall not constitute a default under this Lease. Landlord shall apply and enforce the Rules and Regulations in a uniform and non-discriminatory manner.

ARTICLE XVI

DAMAGE OR DESTRUCTION
16.1If, during or prior to the Lease Term, any Pod of the Premises, the Operational Space and/or the Building are totally or partially damaged or destroyed thereby rendering any Pod of the Premises and/or any portion of the Operational Space totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore any such Pod of the Premises, the Operational Space and/or the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if: (i) the Building electrical and mechanical infrastructure is destroyed or materially damaged and in Landlord's reasonable judgment such repair and restoration cannot be completed within one hundred eighty (180) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required government permits); (ii) more than forty-five percent (45%) of the Building is damaged or destroyed; or (iii) more than fifty-five percent (55%) of the rentable square footage comprising the Pods of the Premises is materially damaged or destroyed and there is less than one (1) year of the Lease Term remaining as of the date of said casualty and Tenant has not exercised any remaining option to renew the Lease Term, then Landlord shall have the right to terminate this Lease, but only with respect to the entire Premises, by giving written notice of termination to Tenant within forty-five (45) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article XVI, then rent shall be apportioned as of the date of the happening of the damage or destruction (based on the portion of the aggregate amount of rentable square footage of the Pods of the Premises and Critical Load Power which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the affected Pods of the Premises, the Operational Space and/or the Building are substantially complete, as of the date of the happening of the damage or destruction, Tenant shall be required to pay rent only for the portion of the Operational Space and/or the Pods of the Premises and Critical Load Power that is usable while such repair and restoration are being made; provided, however, that if such damage or destruction was caused by the grossly negligent or willful misconduct of Tenant or any Agent, then Tenant shall not be entitled to any such rent reduction. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall diligently proceed with, and bear the expenses of, such repair and restoration of the Pods of the Premises, the Operational Space and/or the Building as aforesaid; provided, however, that (a) if such damage or destruction was caused by the grossly negligent or willful misconduct of Tenant or any Agent, then Tenant shall pay Landlord's deductible and (b) Landlord shall not be required to repair or restore any tenant improvements installed by Tenant in the Pods of the Premises and/or the Operational Space (except to the extent Landlord receives proceeds therefor from Tenant's insurance), any Alterations [excluding any Landlord's Work other than any Tenant Deployment Work, if applicable] or any of Tenant's contents within the Pods of the Premises and/or the Operational Space (including, without limitation, Tenant's trade fixtures, decorations, furnishings, equipment, facilities or personal property, but excluding PDUs, CRAHs, HVAC cooling support equipment, fire detection and alarm and fire suppression systems and equipment and any other equipment, facilities or other property of Landlord comprising the Building Structure and Systems and located within the Premises, which shall be Landlord's responsibility). Notwithstanding anything herein to the contrary, in the event of any damage or destruction referenced in the first sentence of this Section 16.1, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of repair and restoration of such damage or destruction, so long as Landlord maintains the insurance required by Section 12.3 above, (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, or (3) zoning or other applicable Laws or regulations do not permit such repair and restoration; provided, however, that Landlord shall be entitled to terminate this Lease under subsections (1), (2) and (3) above only if Landlord simultaneously terminates the leases (or applicable portions thereof) of all other tenants leasing computer rooms that are in a substantially similar condition to the Pods of the Premises after such damage or destruction. If this Lease is terminated pursuant to this Article XVI, Landlord shall grant to Tenant a license, expiring ninety (90) days after the date of termination, allowing Tenant the right to access the Building for the purpose of removing Tenant's Items therefrom.

16.2[*****].

16.3[*****].

ARTICLE XVII

CONDEMNATION

17.1If one third or more of the Premises, or the use or occupancy thereof, or any portion of the Building required for the reasonable and proper use of the Premises, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one third of the Premises or occupancy thereof or portions of the Building not required for the proper use of the Premises or the Building, is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Landlord shall notify Tenant of any condemnation contemplated by this Section 17.1 promptly after Landlord receives notice thereof. Within ten (10) days after receipt of such notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority, but only if such condemnation renders said remainder of the Premises totally unusable for their intended purpose. Notwithstanding anything herein to the contrary, if thirty-five percent (35%) or more of the Land or the Building is condemned, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority, provided, that, as a condition to such right, Landlord must simultaneously terminate the leases (or applicable portions thereof) of all other tenants in the Building leasing premises that are affected in a substantially similar manner as the Premises by such condemnation.

17.2All awards, damages and other compensation paid by the condemning authority on account of any such taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired term of this Lease, the loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant's expense and for relocation expenses, provided that such claim does not in any way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

ARTICLE XVIII

DEFAULT

18.1Each of the following shall constitute an “Event of Default” by Tenant under this Lease:
(a)Tenant's failure to make when due any payment of Base Rent, Additional Rent or other sum, which failure shall continue for a period of five (5) days after receipt by Tenant of written notice thereof; provided, however, that Landlord shall not be required to give Tenant more than two (2) such written notices during any Lease Year during the Lease Term;
(b)Tenant's failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in this Section 18.1, which failure shall continue for a period of thirty (30) days after receipt by Tenant of written notice thereof; provided, however, that if such cure cannot reasonably be effected within such thirty (30) day period and Tenant begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then, except in the event of an emergency, Tenant shall have such additional time as is reasonably necessary to effect such cure;
(c)an Event of Bankruptcy as specified in Article XIX hereof;
(d)Tenant's dissolution or liquidation;
(e)any Environmental Default as specified in Section 6.3 hereof;
(f)Tenant's failure to execute, acknowledge and deliver the written statement required by Section 24.4 hereof after receipt by Tenant of written notice thereof and a ten (10) day cure period;
(g)excluding any sublease or assignment requiring Landlord's consent but that Tenant believed in good faith was permitted under Section 7.2(b) above, any sublease, assignment or mortgage not permitted by Article VII hereof;
(h)the occurrence of [*****] Prohibited Spikes [*****].

18.2If there shall be an Event of Default (even if prior to the applicable Rent Commencement Date), then the provisions of this Section 18.2 shall apply. Landlord shall have the right, at its sole option, to terminate this Lease upon delivery of written notice to Tenant. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession and take possession of the Premises. The provisions of this Article XVIII shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord's intention to re-enter the Premises. If necessary, Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re- entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant's liability for all Base Rent, Additional Rent and other sums specified herein. Whether or not this Lease and/or Tenant's right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. If an Event of Default has occurred under this Lease and Tenant has vacated the Premises, and if Landlord has terminated this Lease as a result of such Event of Default, then Landlord shall thereafter use reasonable efforts to relet the Premises; provided, however, that Tenant understands and agrees that Landlord's main priority will be the leasing of other space in the Building (and not then leased by Landlord), and the reletting of the Premises will be of lower priority. Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including without limitation any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for

Tenant's default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole and absolute but reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, Additional Rent, damages or other sum which may be due or sustained prior to such Event of Default, and for all costs, fees and expenses (including, but not limited to, attorneys' fees and costs, brokerage fees (to the extent proportionately allocable to the remaining Lease Term), expenses incurred in placing the Premises in first class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time until the date the Lease Term would have expired but for Tenant's default. Tenant also shall be liable for additional damages which at Landlord's election shall be either: (a) an amount equal to the Base Rent and Additional Rent due or which would have become due from the date of Tenant's default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the Lease Term would have expired but for Tenant's default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord's rights as set forth herein and Landlord's cause of action shall be deemed not to have accrued until the expiration of the Lease Term); or (b) an amount equal to the difference between (i) all Base Rent, Additional Rent and other sums due or which would be due and payable under this Lease as of the date of Tenant's default through the end of the scheduled Lease Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including attorneys' fees) and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), as determined by Landlord in its sole and absolute discretion, which difference shall be discounted at a rate equal to one (1) whole percentage point above the discount rate in effect on the date of payment at the Federal Reserve Bank nearest the Building, and which resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. Tenant shall pay all expenses (including attorneys' fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted. The provisions contained in this Section 18.2 shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease (including, without limitation, the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not provided for herein). Nothing herein shall be construed to affect or prejudice Landlord's right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant's right of possession.

18.3All rights and remedies of Landlord set forth herein are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity including those available for anticipatory breach. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any right or remedy by Landlord or Tenant shall constitute a waiver of any default by the other party hereunder or of such party's rights or remedies in connection therewith. Neither party hereto shall be deemed to have waived any default by the other party hereunder unless such waiver is set forth in a written instrument signed by the party against whom such waiver is asserted. If either party waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to specific circumstances described in such written waiver.

18.4If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of default or of any other covenant, condition or agreement set forth herein, nor of any of Landlord's rights hereunder, except to the extent agreed by Landlord in writing in connection with such compromise or settlement. Neither the payment by Tenant of a lesser amount than the installments of Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

18.5If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act after Landlord delivers written notice to Tenant. If Landlord elects to make such payment or do such act, all costs incurred by Landlord, plus interest thereon at the rate per annum which is three percent (3%) higher than the prime rate published in the Money Rates section of the Wall Street Journal (the “Prime Rate”) from the date paid by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent hereunder and shall be immediately paid by Tenant to Landlord; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by Law. The taking of such action by Landlord shall not be considered as a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default.

18.6If Tenant fails, on more than two (2) occasions in any Lease Year during the Lease Term, to make any payment of Base Rent on or before the date that is five (5) Business Days after such payment is due and payable, and provided Landlord has notified Tenant of each such failure in writing, then Tenant shall pay to Landlord a late charge in the amount of Ten Thousand and No/100 Dollars ($10,000.00) as Additional Rent hereunder. If Tenant fails to make any payment of Base Rent or Additional Rent on or before the date such payment is due and payable, such payment shall bear interest at the rate per annum which is three percent (3%) higher than the Prime Rate from the date such payment became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by Law. Such interest shall constitute Additional Rent due and payable hereunder with the next installment of Base Rent due hereunder.

ARTICLE XIX

BANKRUPTCY

19.1An “Event of Bankruptcy” is the occurrence with respect to any of Tenant, a guarantor or any other person liable for Tenant's obligations hereunder (including, without limitation, any general partner of Tenant (a “General Partner”)) of any of the following: (a) such person becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state (the “Insolvency Laws”); (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; or (f) an admission by Tenant or Guarantor of its inability to pay debts as they become due. At any time (but in no event more than one (1) time during any calendar year unless Landlord reasonably and in good faith believes that a substantial change in Tenant's financial condition shall have occurred) upon not less than ten (10) days' prior written notice, Tenant shall submit such information concerning the financial condition of any such person as Landlord may reasonably request. Tenant warrants that all such information heretofore and hereafter submitted is and shall be correct and complete. Notwithstanding the foregoing, unless Landlord reasonably and in good faith believes that a substantial change in Tenant's financial condition has occurred, the immediately preceding sentence shall not apply with regard to Tenant or Guarantor, and Tenant shall have no duty or obligation to comply with the terms and provisions of such immediately preceding sentence, for so long as (y) the entity named as “Tenant” or the entity that is named as “Guarantor” under this Lease is a publicly traded entity that is traded on a nationally-recognized stock exchange, and (z) the applicable entity continues to make available the types of financial information for such entity that are, on the Effective Date, available online (at http://www.sec.gov/edgar.shtml) at no cost to Landlord.

19.2Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XVIII above; provided, however, that while a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord's right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including, without limitation, unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee's assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person's future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord's designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XVIII above.

ARTICLE XX

SUBORDINATION MORTGAGES

20.1Subject to the terms and provisions of Section 20.3 below, this Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Building and/or the Land (collectively, “Mortgages”), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Said subordination and the provisions of this Section shall be self operative and no further instrument of subordination shall be required by the holder of any Mortgage. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.

20.2Tenant shall, at Landlord's request, promptly execute any requisite or appropriate document confirming such subordination. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant's obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord's interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. At the request of any transferee and assumption of Landlord's obligations as required hereby, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Within ten (10) days after the request of such transferee, Tenant shall execute acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

20.3Notwithstanding anything to the contrary contained herein, the effectiveness of any subordination by Tenant to any Mortgage as provided herein above shall be subject to the condition that Landlord obtain from the holder of any such Mortgage a non-disturbance agreement, in form reasonably acceptable to Tenant, that provides that so long as: (a) Tenant is not in default under this Lease beyond any applicable notice and cure period; and (b) Tenant agrees to attorn to the holder of any such Mortgage or to any transferee in connection with any foreclosure, or sale or transfer in lieu thereof, and recognize such party as landlord under this Lease, as provided in Section 20.2 above, then, in the event of any foreclosure, or sale or transfer in lieu thereof, this Lease shall remain in full force and effect and Tenant's use and possession of the Premises as provided herein shall not be disturbed. Landlord represents to Tenant that, as of the Effective Date, TD Bank, National Association as Agent for itself and certain other lenders (collectively, the “Lender”) has made a loan to Landlord that is secured by the lien of a Mortgage encumbering the Land and all improvements thereon, including the Building (the “Existing Mortgage”), and that no Mortgage other than the Existing Mortgage is a lien thereon. Prior to or concurrent with the Effective Date, Landlord shall obtain from Lender a subordination, non-disturbance and attornment agreement (a “SNDA”) in a form mutually agreed upon by Lender and Tenant. Landlord acknowledges and agrees that, unless waived by Tenant in its sole and absolute discretion, the effectiveness of this Lease is conditioned upon the execution and delivery by Lender of a SNDA in a form mutually agreed upon by Lender and Tenant within thirty (30) days after the Effective Date. [*****]. For avoidance of doubt, Landlord and Tenant acknowledge and agree that, upon full execution and delivery of such SNDA, such SNDA shall be promptly recorded among the land records of Loudoun County, Virginia. Furthermore, Landlord shall secure for Tenant a SNDA (recognizing Tenant's rights under this Lease) from the holder of each Mortgage hereafter encumbering the Building and/or the Land on such holder's standard form nondisturbance agreement, subject to Tenant's reasonable approval.

ARTICLE XXI

HOLDING OVER

21.1If Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then, unless otherwise agreed to by the parties hereto in writing, for the first six months of such holdover period, the rent payable by Tenant hereunder shall be increased to equal one hundred fifty percent (150%) of the Base Rent, plus Additional Rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. If such holdover period is longer than six (6) months, commencing on the first day of the seventh month of the holdover period and for each month of the holdover period thereafter, the rent payable by Tenant shall be increased to one hundred seventy-five percent (175%) of the Base Rent, plus Additional Rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies, including Landlord's right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy at sufferance. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto.

ARTICLE XXII

COVENANTS OF LANDLORD

22.1Landlord covenants that it has the right to enter into this Lease for the term aforesaid, and that so long as Tenant is not in default (beyond the expiration of any applicable notice and cure period) under this Lease, then, subject to the provisions of this Lease, Tenant shall, commencing on the Effective Date and continuing until the expiration or earlier termination of this Lease, peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord, its employees or agents, or any party claiming by, through or under Landlord. Tenant acknowledges and agrees that its leasehold estate in and to the Premises vests on the date this Lease is executed, notwithstanding that the Lease Term will not commence until a future date.

ARTICLE XXIII

PARKING

23.1During the Lease Term, Landlord shall maintain no less than one hundred fifty (150) parking spaces for parking in the surface parking areas located adjacent to the Building (the “Parking Area”) available on a non-exclusive, unassigned, first-come, first-served basis. [*****]. Landlord covenants that, throughout the Lease Term, Landlord will maintain on the Land, at a minimum, the number of parking spaces required by applicable Law.

23.2It is understood and agreed that Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the parking areas or to any personal property located therein, or for any injury sustained by any person in or about the parking areas, except, subject to the insurance requirements and the waiver of subrogation provision set forth in Section 12.2(b) above, for any physical injury to any natural person or damage to Tenant's personal property caused by the negligence or willful misconduct of Landlord or Landlord's Representatives.

ARTICLE XXIV

GENERAL PROVISIONS

24.1Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Tenant except as herein expressly set forth.

24.2Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

24.3Landlord and Tenant each represents and warrants to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease. Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any other broker, agent or finder engaged by the indemnifying party or with whom the indemnifying party has dealt in connection with this Lease.

24.4Tenant agrees, at any time and from time to time, upon not less than fifteen (15) days' prior written notice by Landlord, to execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) stating the address to which notices to Tenant are to be sent; and (v) stating such other information as Landlord or any mortgagee or prospective mortgagee of the Land and improvements thereon may reasonably request. Any such statement delivered by Tenant may be relied upon by any landlord of the Building or the Land, any prospective purchaser of the Building or the Land, any mortgagee or prospective mortgagee of the Building or the Land or of Landlord's interest therein, or any prospective assignee of any such mortgagee.

24.5LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

24.6Subject to the terms and conditions of Article V above and except as otherwise expressly provided herein, all notices or other communications required hereunder shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), if delivered by overnight delivery by a nationally recognized company, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses:
    If to Landlord:        Fox Properties LLC
c/o DuPont Fabros Technology, Inc.
1212 New York Avenue, NW, Suite 900
Washington, D.C. 20005
Attn:    General Counsel
Phone:    (202) 728-0044
Fax:    (202) 728-0220

With a copy to:    Cooley LLP
11951 Freedom Drive
Reston, Virginia 20190-5601
Attn:    John G. Lavoie
Phone:    (703) 456-8651
Fax:    (703) 456-8000

If to Tenant:	Rackspace US, Inc.
5000 Walzem Road
San Antonio, Texas 78218
Attention: Vice President of Global Datacenter Operations
and Engineering
Telephone: (210) 312-4000
Facsimile: (210) 312-4300

With copies to:	Rackspace US, Inc.
5000 Walzem Road
San Antonio, Texas 78218
Attention: General Counsel
Telephone: (210) 312-4721
Facsimile: (210) 312-4848

Smith, Robertson, Elliott, Glen, Klein & Douglas, LLP
221 West 6th Street, Suite 1100
Austin, Texas 78701
Attention: Gavin Klein
Telephone: (512) 225-1708
Facsimile: (512) 225-5838

If to Guarantor:    Rackspace Hosting, Inc.
5000 Walzem Road
San Antonio, Texas 78218
Attn: General Counsel
Telephone: (210) 312-4721
Facsimile: (210) 312-4848

With copies to:	Smith, Robertson, Elliott, Glen, Klein & Douglas, LLP
221 West 6th Street, Suite 1100
Austin, Texas 78701
Attention: Gavin Klein
Telephone: (512) 225-1708
Facsimile: (512) 225-5838

Any such notice shall be deemed effective upon the earlier of: (i) receipt, (ii) refusal to accept delivery, (iii) three (3) days after being deposited in the U.S. Mail, postage pre-paid, via registered or certified mail, return receipt requested, or (iv) one (1) day after being deposited with a nationally-recognized overnight carrier.

Either party may change its address for the giving of notices by notice given in accordance with this Section 24.6.

24.7If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

24.8Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

24.9The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

24.10This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations and discussions between the parties hereto. Any representation, inducement or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

24.11This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

24.12Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

24.13The submission of an unsigned copy of this document to Tenant for Tenant's consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

24.14Time is of the essence with respect to each provision of this Lease.

24.15Neither this Lease nor a memorandum thereof shall be recorded; however, this Section 24.15 shall not be construed as prohibiting the recordation of the SNDA in accordance with Section 20.3 above.

24.16Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered “Additional Rent” and unless otherwise provided in this Lease shall be paid by Tenant to Landlord no later than thirty (30) days after the date Landlord notifies Tenant of the amount of such Additional Rent or such cost, expense, damage or liability.

24.17For purposes of this Lease, “Business Day” shall mean a day other than a Saturday, Sunday or Federal holiday.

24.18Except as expressly set forth herein to the contrary, all of the parties' duties and obligations hereunder shall survive the termination of this Lease for any reason whatsoever.

24.19If Landlord or Tenant is in any way delayed, interrupted or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation with respect to insurance pursuant to Article XII, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, war, enemy action, strike, labor dispute, inability to procure materials, or any cause beyond Landlord's or Tenant's (as applicable) reasonable control (whether similar or dissimilar to the foregoing events) (all of which are collectively referred to herein as “Force Majeure”), then the time for performance of such obligation shall be excused for the period of such delay, interruption or prevention and extended for a period equal to the period of such delay or prevention. Notwithstanding the foregoing, neither financial disability nor hardship shall constitute a Force Majeure event. By way of clarification, the occurrence of an event of Force Majeure will not prevent the occurrence of a Power Deficiency or HVAC Deficiency and same shall be determined without regard to such Force Majeure.

24.20Each party hereby represents and warrants to the other that all necessary corporate or company action has been taken to enter into this Lease and that the person signing this Lease on behalf of such party has been duly authorized to do so and all consents required by such party to enter into this Lease have been received and no further consent from any party is required to enter into this Lease.

24.21Landlord and Tenant each agrees that it will not publicly disclose (i.e., disclose to any third party) the terms of this Lease, provided that communication of such information may be made in connection with any valid legal order issued by a court or governmental agency or any legally required official filing with any governmental agency or if required by the applicable rules of a national securities exchange, and provided further that communication by either party to its lenders, private investors, purchasers, accountants, attorneys, consultants and brokers shall be permitted.  The sole remedy for a breach by either party hereto of any of the terms and provisions of this Section 24.21 shall be an action for specific performance, injunction or restraining order, and such a breach shall not otherwise be deemed to constitute a default under this Lease or give rise to any claim for damages or other relief.

24.22This Lease includes and incorporates the Recitals and the Exhibits A, B, B-1, C, D, E, F, H, I and J attached hereto.

24.23This Lease may be executed in separate counterparts, each of which shall constitute an original and all of which, together, shall constitute one and the same instrument. This Lease shall be fully executed when each party whose signature is required has signed and delivered to each of the other parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Lease, (i) a facsimile signature shall be deemed to be an original signature and (ii) a telecopy delivery or electronic delivery (i.e., the transmission by any party of his, her or its signature on an original or any copy of this Lease via telecopy, fax machine or e-mail) shall be deemed to be the delivery by such party of his, her or its original signature hereon.

24.24    [*****].
24.25    For purposes of Section 55-2, Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease.
ARTICLE XXV

RENEWAL

25.1Landlord hereby grants to Tenant three (3) successive five (5)-year renewal options with respect to each of (i) the Stage 1 Pod and the Stage 2 Pods and (ii) the Stage 3 Pods, each exercisable at Tenant's option and subject to the conditions described below (each such five-year term, if exercised, being referred to herein as a “Renewal Term”). If such right is exercised, and if the conditions applicable thereto have been satisfied, the first Renewal Term with respect to (1) the Stage 1 Pod and the Stage 2 Pod and/or (2) the Stage 3 Pods, as applicable, shall commence immediately following the end of the applicable Lease Term provided in this Lease, the second Renewal Term shall commence immediately following the end of the first Renewal Term and the third Renewal Term shall commence immediately following the end of the second Renewal Term. For avoidance of doubt, the renewal rights set forth herein may be exercised with respect to either or both of the (I) Stage 1 Pod and the Stage 2 Pods and (II) the Stage 3 Pods. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a)Tenant shall exercise its right of renewal with respect to each Renewal Term by giving Landlord written notice thereof not earlier than eighteen (18) months and not later than twelve (12) months prior to the expiration date of the then-current Lease Term (the “Renewal Notice”).

(b)In the event the Renewal Notice is not given timely with respect to the (i) the Stage 1 Pod and the Stage 2 Pods or (ii) the Stage 3 Pods, Tenant's right of renewal with respect to the applicable Pods shall lapse and be of no further force or effect.

(c)All the terms, conditions, covenants and agreements set forth in this Lease shall continue to apply and be binding upon Landlord and Tenant during each Renewal Term, except for the determination of Base Rent which shall be as set forth in Section 25.2 below.

(d)In the event there exists an Event of Default on the date of receipt of a Renewal Notice or anytime thereafter until the date such Renewal Term is to commence, then, at Landlord's option, such Renewal Term shall not commence and the Lease Term shall expire on the date the Lease Term would have expired without such renewal.

(e)The renewal options shall be exercised only by the original Tenant hereunder or by an Affiliate of the original Tenant hereunder, and not by any other assignee, transferee or subtenant. In the event the original Tenant assigns this Lease to any entity other than an Affiliate of the original Tenant, Tenant's rights under this Section 25.1 shall lapse as though this Section 25.1 had never been included in this Lease.

(f)In the event this Lease is not renewed for the first Renewal Term with respect to either (i) the Stage 1 Pod and the Stage 2 Pods or (ii) the Stage 3 Pods, Tenant's right to renew this Lease with respect to the applicable set of Pods for the second Renewal Term and the third Renewal Term shall lapse and be of no further force and effect. In the event this Lease is not renewed for the second Renewal Term with respect to either the Stage 1 Pod and the Stage 2 Pods or the Stage 3 Pods, Tenant's right to renew this Lease with respect to the applicable set of Pods for the third Renewal Term shall lapse and be of no further force and effect.

25.2(a)    The Base Rent (the “Initial Renewal Base Rent”) charged for the first year of each Renewal Term (the “Initial Renewal Year”) shall be [*****].

(b)[*****].

(c)[*****].

(d)[*****].

ARTICLE XXVI

COMMUNICATIONS EQUIPMENT

26.1(a)    Subject to the terms and conditions in this Article XXVI, Tenant shall have the license, at Tenant's sole risk, cost and expense, to install and maintain in a designated location on the roof of the Building (individually and together, the “Satellite Area”) one (1) or more satellite dish antennae (together and singly the “antenna”), together with the cables extending from such antenna to the Premises through plenums, risers, electrical closets, ducts or pipes on or serving the floor on which the Premises are located (other than those installed for another tenant's exclusive use and provided Tenant shall have utilization of each such facility or area in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building), all in accordance with plans and specifications to be reasonably approved by Landlord. The number, location, size, weight, height and all other features and specifications of the antenna and the manner of the initial installation of the same shall be subject to Landlord's prior written approval, which approval will not be unreasonably withheld, conditioned or delayed. The installation of such antenna and all related wiring and equipment shall be performed during normal working hours and under the supervision of Landlord's designated representative. Notwithstanding the foregoing, Tenant shall not be entitled to install such an antenna (i) which is greater than three (3) meters in diameter (or more if same is not visible from the grounds adjacent to the Building or appropriately screened from view in accordance with Building standards), (ii) which is more than four (4) meters in height (or more if same is not visible from the grounds adjacent to the Building or appropriately screened from view in accordance with Building standards), (iii) if such installation would violate (or in a manner that would violate) any warranty with respect to the roof or structure of the Building, (iv) if such installation would materially, adversely affect (or in a manner that would materially, adversely affect) the structure or any of the building systems of the Building, or if such installation would require (or in a manner that would require) any structural alteration to the Building, or if such installation would disturb the roof membrane or make any other penetration on the roof or the exterior facade of the Building, unless Landlord in its sole and absolute discretion approves in writing such structural alteration or roof penetration, (v) if such installation would violate (or in a manner that would violate) any covenant, condition, or restriction of record affecting the Building or any applicable federal, state or local law, rule or regulation, (vi) unless all required approvals and consents of all holders of Mortgages encumbering the Building of whom Tenant has notice are obtained (to the extent required by the loan documents and requested by Landlord), (vii) unless Tenant has obtained and maintains at Tenant's expense, and has submitted to Landlord copies of, all permits, licenses, special zoning variances, authorizations and approvals relating to such antenna and such installation and maintenance (including, without limitation, any permit required if a crane is necessary to place such antenna on the roof) and pays all taxes and fees related thereto, (viii) unless such antenna is white or of a beige or lighter color (or otherwise appropriately screened), (ix) unless such antenna is installed, at Tenant's sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord, which approval shall not be unreasonably withheld, (x) if the installation or operation would materially interfere with or materially disrupt the use or operation of any other equipment (including antennae) on the roof of the Building on the Stage 1/Stage 2 Rent Commencement Date, (xi) unless Tenant obtains Landlord's prior consent to the manner and time in which such installation work is to be done; and (xii) unless screened from view from the grounds adjacent to the Building in a manner and with materials reasonably acceptable to Landlord. All plans and specifications concerning such installation shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, and Tenant shall reimburse Landlord's reasonable and customary third-party expenses actually incurred in such review. All maintenance, repairs and installations required after the initial installation of the antenna also shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, and Tenant shall reimburse Landlord's reasonable and customary third-party expenses actually incurred in such review. Any failure to complete the installation of the antenna and related equipment shall not delay either Rent Commencement Date. Tenant shall have no right to any abatement or reduction in the Base Rent, Additional Rent or any other sums due or payable under this Lease if for any reason Tenant is unable to obtain any required approval for installation of an antenna, or is thereafter unable to use the antenna for any reason.

(b)Tenant shall not have access to any such antenna without Landlord's prior consent, which consent shall be granted to the extent necessary or desirable for Tenant to perform its maintenance, repair, replacement or other obligations hereunder, and only if Tenant is accompanied by Landlord's representative (if Landlord so requests and no emergency circumstances required otherwise, and provided such representative of Landlord does not interfere with or delay Tenant in exercising its rights or satisfying its obligations hereunder). Any such access by Tenant shall be subject to reasonable rules and regulations relating thereto established from time to time by Landlord, including without limitation rules and regulations prohibiting such access unless Tenant is accompanied by Landlord's representative, provided such representative of Landlord does not interfere with or delay Tenant in exercising its rights or satisfying its obligations hereunder. Landlord shall have the right to access the Satellite Area at all times, provided Landlord does not unreasonably interfere with Tenant's use of the Satellite Area and any antenna as provided herein. Notwithstanding the foregoing, in the event Tenant is prevented or delayed from satisfying its obligations under this Article XXVI due to Landlord's failure to consent to Tenant's access to the Satellite Area and any such antenna and/or Landlord's requirement of a Landlord escort, then Tenant's obligations shall be excused until Landlord issues such consent and/or produces any such Landlord escort.

(c)At all times during the Lease Term, Tenant shall (i) perform maintenance and repairs so as to keep all said equipment in clean, good and safe condition and in a manner that avoids material interference with or material disruption to Landlord and other tenants of the Building, (ii) comply with all requirements of laws, ordinances, rules and regulations of all public authorities and insurance companies which shall impose any order or duty upon Landlord with respect to or affecting the antenna and/or associated wiring or Tenant's use or manner of use thereof, and (iii) register the equipment, if required, with appropriate governmental authorities and keep same current. All repairs and maintenance shall be performed by a qualified Approved Contractor. Tenant shall pay and discharge all costs and expenses incurred in connection with the furnishing, installation, maintenance, operation and removal of the antenna. All repairs and maintenance to the Building made necessary by reason of the furnishing, installation, maintenance, operation or removal of the antenna or any replacements thereof (including, without limitation, any invalidation of the roof warranty due to Tenant's breach of its obligations hereunder) shall be at Tenant's sole cost. If the operation of the antenna shall require electrical power, Landlord will install, at Tenant's reasonable cost (payable as Additional Rent upon receipt of an invoice from Landlord), a twenty (20) amp, one hundred twenty (120) volt circuit with an unprotected (non-UPS) utility outlet (the “Antennae Power Source”), to power the antenna. Tenant shall pay Landlord, as Additional Rent hereunder, a monthly flat fee of Seventy-Five and No/100 Dollars ($75.00) for the use of power from the Antennae Power Source. At the expiration or earlier termination of the Lease Term, or upon termination of the operation of the antenna and related equipment as provided in subsection (e) below, Tenant shall remove such antenna and related equipment from the Building and surrender the Satellite Area in good condition, ordinary wear and tear and damage by fire, casualty and the elements excepted. If Tenant fails to so remove the antenna and equipment in accordance with the foregoing, Landlord shall have the right to remove and dispose of such antenna and equipment, at Tenant's sole cost and expense, and Landlord shall have no liability therefor. Notwithstanding the foregoing to the contrary, in the event any repairs or maintenance to, or restoration of, the Building made necessary by reason of furnishing, installation, maintenance, operation or removal of the antenna or any replacements thereof are due to work performed or to be performed by the Management Company or other affiliate of Landlord pursuant to a separate agreement between the Management Company or other affiliate of Landlord and Tenant, then Landlord, and not Tenant, shall be responsible therefor at Landlord's sole cost and expense.

(d)Upon at least thirty (30) days' prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate the antenna to another location of equivalent size; provided, however, that such relocation: (i) does not materially, adversely affect the operation of the antenna; and (ii) can be performed without any interruption in service. Any such relocation shall be performed by Tenant at Landlord's expense, and in accordance with all of the requirements of this Article XXVI. Nothing in this Section shall be construed as granting Tenant any line of sight easement with respect to such satellite dish antenna; provided, however, that if Landlord requires that such antenna be relocated in accordance with the preceding two (2) sentences, then Landlord shall provide either (i) the same line of sight for such antenna as was available prior to such relocation, or (ii) a line of sight for such antenna which is functionally equivalent to that available prior to such relocation.

(e)It is expressly understood that by granting Tenant the license hereunder, Landlord makes no representation as to the legality of such antenna or its installation. In the event that any federal, state, county, regulatory or other authority requires the removal or relocation of such antenna, Tenant shall remove or relocate such antenna at Tenant's sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor. In addition, at Landlord's sole option and discretion, Landlord may require Tenant, at any time prior to the expiration or earlier termination of this Lease, to terminate the operation of the antenna and related equipment if it is causing material physical damage to the structural integrity of the Building, materially interfering with any other service provided to the Building in existence as of the Stage 1/Stage 2 Rent Commencement Date or causing the violation of any condition or provision of this Lease. The right granted to Tenant under this Article XXVI are non-exclusive, non-transferable (except to an Affiliate or in connection with a permitted sublease of the entire Premises or assignment of this Lease in its entirety pursuant to Article VII hereof), revocable license to use the Satellite Area solely in accordance with terms and conditions of this Article XXVI.

(f)Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys' fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from any act or omission by Tenant or Tenant's employees, agents, assignees, subtenants, contractors, clients, guests, licensees, customers or invitees with respect to the installation, use, operation, maintenance, repair, removal or disassembly of such antenna and related equipment (including, without limitation, any damage to other wires or equipment of the Building or other tenants/occupants of the Building).

(g)The antenna may be used by Tenant only in the conduct of Tenant's customary business. No assignee or subtenant shall have any rights pursuant to this Article except for an Affiliate or an assignee of the entire Lease or a subtenant of the entire Premises pursuant to a permitted assignment or sublease in accordance with Article VII hereof.

(h)Tenant shall maintain such insurance (in addition to that required by Article XII of this Lease) as is appropriate with respect to the installation, operation and maintenance of the antenna. Landlord shall have no liability on account of any damage to or interference with the operation of the antenna, except for physical damage caused by Landlord's gross negligence or willful misconduct not covered by Tenant's insurance carried or required to be carried by said Article XII, and Landlord expressly makes no representations or warranties with respect to the capacity for an antenna placed on the roof of the Building to receive or transmit signals. Except as otherwise expressly provided herein, the operation of the antenna shall be at Tenant's sole and absolute risk. Tenant shall in no event materially interfere with the use of any other communications equipment located on the roof, or anywhere else in, the Building pursuant to leases or other agreements entered into prior to the date of this Lease and will reasonably cooperate with Landlord, at no cost or expense to Tenant, to avoid material interference with any other antennas or equipment installed in the future.

ARTICLE XXVII

GUARANTOR

The full and complete performance by Tenant of its obligations under this Lease shall be guaranteed by Rackspace Hosting, Inc., a Delaware corporation (“Guarantor”). The Guarantor shall execute and deliver contemporaneously with Tenant's execution of this Lease a guaranty in the form attached as Exhibit H hereto.

[Signature Page Follows]

In Witness Whereof, Landlord and Tenant have executed this Deed of Lease under seal on or as of the day and year first above written.

LANDLORD:

FOX PROPERTIES LLC,
a Delaware limited liability company

By: DuPont Fabros Technology, L.P.,
a Maryland limited partnership,
its Managing Member

By: DuPont Fabros Technology, Inc.,
a Maryland corporation,
its General Partner

By:_________________________(SEAL)
Name:_____________________________
Title:     _____________________________

TENANT:

RACKSPACE US, INC., a Delaware corporation

By:________________________________(SEAL)
Name: ______________________________
Title:________________________________

EXHIBITS

A    Description of Land
B    Floor Plan of the Pods of the Premises
B-1    Floor Plan of the Operational Space

C	Declaration Affirming the Rent Commencement Date
D    Landlord's Work
E    Rules and Regulations
F    Services Exhibit
G    Intentionally Omitted
H    Form of Guaranty
I    Operational Space Services and Utilities
J    Calculation of Alternative Monthly Base Rent

EXHIBIT A
Description of Land
ALL THAT CERTAIN lot or parcel of land, situate, lying and being in Loudoun County, Virginia, and being more particularly described as follows:

Lot 13A, Phase III, ASHBURN BUSINESS PARK, as shown on plat entitled “Consolidation Boundary Line Adjustment on Lots 13 and 14, Ashburn Business Park Phase II, and Lots 15, 16 and 17, Ashburn Business Park Phase I, Dulles Election District, Loudoun County, Virginia”, dated September 10, 2007 and recorded as Instrument No. 20071004-0072288, a copy of which is recorded with Deed of Consolidation, dated September 27, 2007 and recorded October 4, 2007 as Instrument No. 20071004-0072287, among the land records of Loudoun County, Virginia.
AND BEING the same property conveyed to Fox Properties LLC, a Delaware limited liability company by Deed of Contribution dated August 8, 2007 and recorded August 9, 2007 among the land records of Loudoun County, Virginia as Instrument No. 20070809-0059274 and by Deed of Consolidation dated September 27, 2007 and recorded October 4, 2007 as Instrument No. 20071004-0072287.

EXHIBIT B

Floor Plan of the Pods of the Premises

[*****]

EXHIBIT B-1

Floor Plan of the Operational Space

[*****]

EXHIBIT C
Declaration Affirming The Rent Commencement Date
This Declaration is being provided pursuant to that certain Deed of Lease dated as of _____________, 2012 (the “Lease”), by and between Fox Properties LLC (“Landlord”) and Rackspace US, Inc. (“Tenant”). The parties to the Lease desire to confirm the following:
1.    The Stage 1/Stage 2 Rent Commencement Date is ____________, 2012.
2.    The Stage 3 Rent Commencement Date is ____________, 201_.

3.	Unless earlier terminated in accordance with the Lease, the initial Lease Term shall expire on ____________, 20__.

[Signatures on Following Page]

In Witness Whereof, Landlord and Tenant have executed this Declaration under seal on _____________, 201_.
LANDLORD:

FOX PROPERTIES LLC,
a Delaware limited liability company

By: DuPont Fabros Technology, L.P.,
a Maryland limited partnership,
its Managing Member

By: DuPont Fabros Technology, Inc.,
a Maryland corporation,
its General Partner

By:_________________________(SEAL)
Name:_____________________________
Title:     _____________________________

TENANT:

RACKSPACE US, INC., a Delaware corporation

By:________________________________(SEAL)
Name: ______________________________
Title:________________________________

EXHIBIT D

ACC6 Phase I has been constructed as a mission critical facility capable of continuously serving approximately 13.0 megawatts of critical computer equipment load protected by an uninterruptible power system using inertial rotary storage. ACC6 Phase I is configured such that all heat loads in the building are continuously rejected to the outside of the facility, using packaged chilled water system as the primary cooling mechanism in the facility.  ACC6 Phase II shall be constructed by Landlord as a mission critical facility capable of continuously serving approximately 13.0 megawatts of critical computer equipment load protected by an uninterruptible power system using inertial rotary storage. ACC6 Phase II shall be configured such that all heat loads in the building are continuously rejected to the outside of the facility, using packaged chilled water system as the primary cooling mechanism in the facility. The improvements that have been constructed and installed in ACC6 Phase I and that will be constructed and installed in ACC6 Phase II as set forth in the Lease include:

Exterior Architectural and Structural Work pursuant to schematic drawings
35kV Electrical Service and Transformers
600V Distribution Switchgear
UPS System
Engine Generators
PDUs
Doors between Pods 8, 9, 10 and 11
Power Monitoring System (for Tenant power billing and system monitoring)
Fire Protection System (no gaseous suppression)
Fire Alarm System (including VESDA system)
Security System
Lightning Protection
Evaporative Chilled Water System with Centrifugal Chillers
HVAC Controls
Building Monitoring/Management and Alarm System
Raised Floor (42”)
Operational Space
Loading Dock
Secure Single Point Entry
Common Area Restrooms
Elevator
Grounding System

EXHIBIT E

DuPont Fabros ACC6
_____________________

STANDARD OPERATING
PROCEDURES, RULES AND REGULATIONS
Any material violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.
The following rules shall be applicable to the Property and Tenant's activities therein:
Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Tenant shall not place any showcase, mat or other article outside the Premises.
Where Landlord's consent is required under these Rules and Regulations, Landlord shall not unreasonably withhold, condition, or delay such consent. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.
Tenant shall have the right to attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen to prevent any person outside the Premises from seeing into the Premises. Landlord shall have the right to approve the type of window or door covering, which approval shall not be unreasonably withheld, conditioned or delayed.
Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including, without limitation, coffee grounds). All damages from misuse of fixtures shall be borne by the tenant causing same.

Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loudspeaker system or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system, without Landlord's prior written consent. Tenant shall not construct, maintain, use or operate any such device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. Tenant will not permit or allow any vapors, steam, water, vibrations, noises or other undesirable effects to emanate from the Premises or any equipment or installation therein, which in Landlord's reasonable discretion, are objectionable or cause any interference with the safety, comfort or convenience of the Building by Landlord or its agents, servants, invitees or employees.

Tenant shall not bring any child under the age of twelve (12) years old, animal, bird or pet of any kind into the Building, except seeing-eye or hearing-ear dogs for handicapped persons visiting the Premises.
Except as specifically provided to the contrary in the Lease and except in the office areas (including, without limitation, any network operations center), where customary microwave cooking and office kitchen use shall be permitted, Tenant shall not cook or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant's employees for their own consumption. No food or drink of any kind is permitted in any raised floor environment. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the Premises.
[*****]. Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to repair at Tenant's expense any damage to the Premises or the Building caused by Tenant's moving property into or out of the Premises or to require Tenant to do the same, in accordance with the terms and provisions of the Lease.
Except as otherwise provided herein, Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord's prior written approval, which shall not be unreasonably withheld or delayed. Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy: (a) restore to Landlord all keys and security cards to the Building and the Premises which were either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof; and (b) inform Landlord of the combination of any lock, safe and vault in the Premises. Tenant's key system shall be consistent with that for the rest of the Building.
Subject to the terms and provisions of Article V of the Lease, Landlord shall require all persons not having permanent Access Badges admitted to the Building to show government-issued identification and to sign a register.
Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.

Tenant shall not request Landlord's employees to perform any work or do anything outside of such employees' regular duties without Landlord's prior written consent. Tenant's special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord's employees for any purpose whatsoever without Landlord's prior written consent. Except as otherwise expressly provided herein and/or in the Lease, only persons authorized by Landlord will be permitted to furnish services to Tenant which require entry upon the Property, and only in accordance with the terms and provisions of the Lease and these Rules and Regulations.
There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.
Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior consent of Landlord.
Tenant shall not in any manner deface any part of the Premises or the Building. Except as otherwise expressly provided herein and/or in the Lease, no stringing of wires, boring or cutting shall be permitted except with Landlord's prior written consent.
Tenant shall not bring or keep, or permit to be brought or kept, in the Building any weapon or, except as otherwise provided herein and/or in the Lease, flammable, combustible or explosive fluid, chemical or substance.
Tenant shall comply with all workplace smoking Laws. There shall be no smoking in the Premises, the Building and the Common Areas.
Subject to the terms and provisions of Articles I and XXVI of the Lease, Tenant shall have no right of access to the roof of the Building and shall not install, repair or replace any satellite dish, antennae, fan, air conditioner or other devices on the roof of the Building without prior written consent of Landlord. Any such device installed without such written consent shall be subject to removal, at Tenant's expense, without notice, at any time.
Landlord may refuse admission to the Building to all persons except as otherwise provided in Section V of the Lease.
The Building loading docks, shall be used pursuant to procedures reasonably designated by Landlord. Without limiting the generality of the foregoing, the Building loading docks may only be used for loading and unloading. Tenants may not place any dumpsters or other trash receptacles at the loading docks or any other portion of the Building without prior approval of Landlord.
Except in the event of an emergency, Tenant shall not turn on, shutdown, adjust or permit to be turned on, shutdown or adjusted any power distribution units, computer room air handlers, fire alarm systems, security systems or other systems within the Premises without Landlord's prior written approval and, in all cases, Tenant shall promptly notify Landlord's Emergency Contacts in accordance with Section 5.3 of the Lease. To the extent possible, a shutdown or adjustment shall be subject to the supervision of the Building engineer.
Tenant shall not install Direct Current {DC} power plants within the leased premises without Landlords prior written approval.

Tenant shall not remove, alter or replace any equipment associated with the electrical, communications, mechanical, fire protection, security and all other facility infrastructure. This shall include, without limitation, conduits, cable trays, cabling or other pathways which pass through the Premises but, subject to Article IX of the Lease, shall not include Tenant's own conduits, cable trays, cabling or other pathways used exclusively by Tenant.
Tenant shall not install wiring below the raised floor without Landlord's prior written approval in accordance with Section 9.2 of the Lease.
[*****].
Except as otherwise expressly provided herein and/or in the Lease, Tenant's contractors or vendors may not use any space within the Building or Property for the storage or moving of materials or equipment (except on a temporary basis, as approved by Landlord in its reasonable discretion, to provide services to allow Tenant to operate in the Premises in accordance with the Permitted Uses) or for the location of a field office or facilities for the employees of any such contractor or vendor without Landlord's prior written consent. Landlord reserves the right to restrict the use of certain materials in the Building or on the Property if Landlord, in its reasonable discretion, determines that such materials are unsafe, provided Landlord shall not unreasonably interfere with Tenant's use of the Premises for the Permitted Uses.
Trucks using the Building loading dock will load and discharge at the place or places designated by the duly authorized representative of Landlord in charge of such operation.
The Building loading dock is intended to be used for transferring freight to and from the Building. The use of the Building loading dock by Tenant or any of its agents, servants, employees, representatives or contractors will be confined to such purpose, under the direction of, and pursuant to procedures established by, a duly authorized representative of Landlord in charge of such operation. No storage or holding of freight at the loading dock awaiting the arrival of trucks, or awaiting transfer by Tenant from the loading dock to the Premises, will be permitted. No automobiles of Tenant or any employee, agent, or invitee of Tenant may enter on or be stored in any portion of the Property, except in areas designated by Landlord. Any violation of this rule or disregard of directions issued by Landlord will give Landlord the right, upon notice to Tenant's Emergency Contacts, to transfer, remove or store the applicable freight or automobile. When such transfer, removal or storage is performed by or for Landlord in accordance with this provision, any and all expense associated therewith will be at Tenant's sole cost and expense. Landlord will not be responsible for any loss or damage to any freight or automobile as a result of such transfer, removal, or storage except to the extent the same arises as a result of Landlord's negligence or willful misconduct.
Tenant shall not, under any circumstances, permit the accumulation of sweepings or any other rubbish in the expansion joints of those portions of the Building located outside of the Premises, and all such sweepings or rubbish shall be removed daily by Tenant in such manner as Landlord shall reasonably direct. Except as otherwise expressly provided herein and/or in the Lease, Tenant will not place machinery or equipment in a position so that such machinery or equipment straddles an expansion joint, or erect a partition which intersects an expansion joint. Tenant shall not broom sweep any portion of the Property outside of the Premises; Tenant shall clean dust, debris, and similar materials by use of a vacuum. Tenant shall clean the Premises in accordance with Section 13.3 of the Lease.
All damage to the Building caused by Tenant moving or using any heavy equipment or other office equipment or furniture shall be repaired by Tenant or otherwise at the expense of Tenant.

The moving of all heavy equipment and furniture may occur only with Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Safes and other heavy equipment, furniture and machinery must be moved through the halls and corridors on plywood or, depending on the weight, steel bearing plates. No oversized or bulky freight will be received into the Building or carried in the elevators except as approved in advance by Landlord.
Tenant shall have the right to receive or ship fixtures, equipment or articles related to the Permitted Uses 24 hours a day, 7 days a week through facilities, doors and elevators designated by Landlord.
Tenant will, at its expense, comply with Landlord's reasonable waste management, disposal and recycling requirements Landlord may, upon request of Tenant, waive Tenant's compliance with any of these Rules and Regulations, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such Rules and Regulations in the future unless otherwise agreed in writing by Landlord, and (c) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant's failure to comply with any of these Rules and Regulations.

EXHIBIT F

Services Exhibit

A.    DEFINITIONS

All capitalized terms not defined herein shall have the meanings ascribed to them in the Lease.

(a)    “Building Management System” (the “BMS”) shall refer to an environmental diagnostic system for power, temperature and humidity, with remote sensors located in the Tenant Space and capable of providing monitoring at the level specified herein.

(b)    “CBEMA Curve” means 208V AC line voltage, as measured at the PDU and maintained within the “No Interruption in Function Region” described in the ITI CBEMA Curve.

(c)    “Computer Room Air Handler(s)” or “CRAH(s)” shall mean the individual air conditioning/cooling devices that regulate temperature within the Premises raised floor space.

(d)    “Environmental Conditions” means the temperature and humidity conditions in the Tenant Space as described in Section B.i.

(e)    “HVAC” shall mean the heating, ventilation, and air conditioning system used for regulation of the Environmental Conditions and air filtering.

(f)    “HVAC Deficiency” is defined in Section B.i. A momentary interruption resulting from a switch from utility power to back-up or generator power shall not constitute a HVAC Deficiency.

(g)    “Power Deficiency” is defined in Section B.ii.

(h)    “Power Distribution Unit” (“PDU”) is defined as an electrical distribution component that steps down the building distribution voltage to the 120/208V level for use as branch circuit distribution to the computing equipment.

(i)    “Service Deficiency” means a Power Deficiency or a HVAC Deficiency.

(j)    “Tenant Space” is the Premises, as defined in the Lease, which includes the Pods and the Operational Space.

B.    DESCRIPTION OF SERVICES

i.    Environmental Conditions

Landlord shall, at all times throughout the Lease Term, use commercially reasonable, diligent efforts to maintain Environmental Conditions for temperature and humidity in the Pods of the Premises in accordance with those described in the “Recommended” range for a Class 1 Data Center Environment (the “Target Environmental Condition Ranges”) as defined by ASHRAE TC 9.9 “Thermal Guidelines for Data Processing Environments,” as such guidelines may be modified, revised and supplemented from time to time (the “ASHRAE Guidelines”); provided, however, that, upon receipt of written request from Tenant, Landlord agrees to reasonably consider modifying the Target Environmental Condition Ranges to allow for broader temperature and/or humidity ranges within the Pods of the Premises. Without limiting the foregoing, Landlord shall, at all times throughout the Lease Term, maintain Environmental Conditions in accordance with those described in the “Allowable” Range for a Class 1 Data Center Environment under the ASHRAE Guidelines. Landlord will place ten (10) temperature sensors at various locations around each of Pod 8, Pod 9, Pod 10 and Pod 11 and will place five (5) temperature sensors at various locations around Pod 6A, all at locations reasonably agreed upon by both the Landlord and Tenant. Sensors shall be monitored 24x7 by the BMS.

[*****].
Landlord shall use the BMS to proactively and continuously monitor Environmental Conditions at the sensor locations within each Pod of the Premises. These monitors or data collection points shall be dispersed within the Pods of the Premises to record rack inlet Environmental Conditions and not be limited to collection of return air at the CRAH units. [*****].

In the event that any BMS monitor or data collection point detects an Environmental Condition reading outside the applicable Target Environmental Condition Range in any Pod of the Premises, as measured by at least two (2) sensors within any such Pod, an alarm will be triggered within the BMS specifying the Pod and location of the fault and Landlord shall immediately undertake all commercially reasonable action to cure the event and resolve the issue, which Landlord shall pursue diligently until the Environmental Condition is within the Target Environmental Condition Range. [*****]. Furthermore, in the event the temperature and/or humidity within any Pod of the Premises are outside of the parameters of the “Allowable” range under the ASHRAE Guidelines, as measured by at least two (2) sensors within any such Pod, for any period of time, Landlord shall immediately: (y) undertake all commercially reasonable, best efforts to cure the event and resolve the issue, which Landlord shall pursue diligently until such event is cured; and (z) [*****].

ii.    Power Quality and Power Availability

Landlord shall provide continuous electrical power, at all times to the load side of each PDU in accordance with recommendations for the AC power input envelope or curve formerly known as “CBEMA,” published by the TC3 of the Information Technology Industry Council in 2000. Voltage shall remain within the region identified as the “No Interruption In Function Region.” Landlord shall maintain a BMS with event capture capabilities that will track compliance with this provision of CBEMA at the PDU level.

Tenant may, at its own expense and with Landlord's consent (which may not be unreasonably withheld), procure the installation of a Branch Circuit Monitoring system (BCM) to allow for monitoring power quality and availability of each circuit on the load side of the PDU.

[*****].

Landlord will provide Tenant annually with a maintenance schedule for the current Lease Year which targets the calendar month(s) in which Landlord will perform planned standard electrical maintenance and major power maintenance. [*****]. Landlord may deviate from the maintenance schedule, provided that such changes shall not unreasonably interfere with Tenant's beneficial use of the Premises. In connection with the foregoing, Landlord agrees to cooperate reasonably and in good faith with Tenant to modify or move Landlord's scheduled maintenance activities to account for the operations and scheduled maintenance moratoriums of Tenant, as well as Tenant's scheduled maintenance activities within the Pods of the Premises.

In the event of a Power Deficiency for any reason, Landlord shall use all commercially reasonable, best efforts to immediately return all Critical Load Power to [*****]. Landlord will immediately notify Tenant's Emergency Contacts of any Power Deficiency by (a) [*****]. Without limiting any other applicable terms and provisions set forth in this Services Exhibit, a Power Deficiency shall not be deemed to have ended until Landlord notifies Tenant's Emergency Contacts via email that the Power Deficiency has ended.

iii.    Maintenance and Operations

(a)    24x7 On-site Facilities Engineering Staff

As part of Landlord's Repair and Maintenance Obligations, Landlord shall maintain [*****] onsite 24 hours a day, 7 days per week, who is qualified in their respective craft, and trained in systems, operations, procedures, and policies that are specific to the Building.

(b)    System Tests

As part of Landlord's Repair and Maintenance Obligations, Landlord shall perform and document manufacturer recommended and all industry standard maintenance, repairs and confidence tests on all building systems and back-up systems to ensure ongoing operation and to validate that they operate properly under their rated load and design conditions as often as is recommended by the manufactures or is customary in the industry for first-class data centers, whichever is more frequent. All such maintenance, repairs and tests shall be conducted in accordance with best industry practices, and at such intervals recommended by the original equipment manufacturers and recognized industry experts. Under normal conditions, Landlord shall not utilize Tenant's equipment as the test load when troubleshooting or performing functional testing following maintenance activities. [*****]. In connection with the foregoing, Landlord agrees to cooperate reasonably and in good faith with Tenant to modify or move Landlord's scheduled maintenance or testing that will subject Tenant's circuits to intentional power source transfers, to account for the operations and scheduled maintenance moratoriums of Tenant, as well as Tenant's scheduled maintenance activities within the Pods of the Premises.

(c)    Preventative Maintenance Program

As part of Landlord's Maintenance and Repair Obligations, Landlord has established a standardized preventative maintenance program, consistent with industry standards for first class data centers, regarding the Building mechanical and electrical systems (the “Preventative Maintenance Program”). Landlord and/or the Management Company will, in addition to any other applicable obligations of Landlord set forth under this Lease, maintain the Building mechanical and electrical systems in accordance with the Preventative Maintenance Program. [*****].

(d)    Building Maintenance and Testing Information

As part of Landlord's Maintenance and Repair Obligations, Landlord shall maintain such records, documentation and other information regarding Landlord's maintenance, repairs and testing of the Building Structure and Systems [including, by way of example and not limitation, records regarding Landlord's preventative and routine maintenance on the Building mechanical and electrical systems] as is consistent with industry standards for first class data centers (the “Building Maintenance and Testing Information”). [*****].

(a)	Training Program

As part of Landlord's Maintenance and Repair Obligations, Landlord has established and will carry out a formal training program, consistent with industry standards for first class data centers, for all staff, employees and/or contractors employed or otherwise utilized by Landlord (or any of its affiliates), or the Management Company, in connection with the operation and maintenance of the Building and the Building Structure and Systems. Such training program shall include, without limitation, regular operational updates with respect to the Building Structure and Systems and emergency procedure education.

iv.    Notifications

Notifications and alerts related to Service Deficiencies, whether generated electronically by the BMS, other electronic means or manually by security staff will be communicated in accordance with Sections B.i. and B.ii., above, as applicable.

C.    [*****].

D.    GENERAL

Notwithstanding any provision to the contrary contained in this Exhibit F, neither Landlord nor the Management Company shall be obligated to perform any services requested by Tenant in addition to the services Landlord is obligated to provide or perform pursuant to the terms and provisions of the Lease, to the extent such additional services are beyond, or in conflict with, the documented design parameters of the Building and any industry-standard equipment, fixtures and installations thereto or thereon.

E.    [*****].

EXHIBIT G

INTENTIONALLY OMITTED

EXHIBIT H

Form of Guaranty
THIS GUARANTY is made as of _________ ____, 2012, by RACKSPACE HOSTING, INC., a Delaware corporation, having an address at 5000 Walzem Road, San Antonio, Texas 78218 ("Guarantor"), to FOX PROPERTIES LLC, a Delaware limited liability company ("Landlord"), having an address at 1212 New York Avenue, N.W., Suite 900, Washington, D.C. 20005.
WHEREAS, Landlord has leased to Rackspace US, Inc., a Delaware corporation ("Tenant"), certain space (the "Premises") in the data center facility known as ACC6 and located in Ashburn, Virginia, pursuant to that certain Deed of Lease by and between Landlord and Tenant dated as of _______________, 2012 (the "Lease");
WHEREAS, Guarantor is materially benefited by the Lease, and Guarantor's executing this Guaranty is a material inducement to Landlord to enter into the Lease.
NOW THEREFORE, in consideration of the premises, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees with Landlord as follows:
1.    Guarantor unconditionally and irrevocably guarantees that all sums stated in the Lease to be payable by Tenant shall be promptly paid in full when due in accordance with the Lease and that Tenant shall perform and observe its covenants thereunder. If any such sum or covenant is not timely paid, performed or observed, then Guarantor shall, within ten (10) business days of receipt of written demand from Landlord, pay the same regardless of (a) whether Landlord shall have taken any steps to enforce any rights against Tenant or any other person, (b) termination of the Lease as a result of Tenant's default, or (c) any other condition or contingency; provided that no such demand shall be made unless (i) with respect to payments of Base Rent and/or Additional Rent, an Event of Default has occurred, or (ii) with respect to payment of other sums, Tenant has defaulted in the payment of such sum, both Tenant and Guarantor have received written notice from Landlord of such default and such defaults shall have remained uncured for a period of twenty (20) days after both Tenant and Guarantor have received notice. Guarantor shall also pay all reasonable expenses of collecting such sum or any part thereof or of otherwise enforcing this Guaranty, including reasonable attorneys' fees. This Guaranty is irrevocable, unconditional and absolute.

2.    Guarantor's obligations and covenants under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, whether or not Guarantor has been notified thereof or consented thereto: (i) Landlord's waiver of the performance or observance by Guarantor or any other party (other than Tenant) of any covenant or condition contained in the Lease or this Guaranty; (ii) any extension, in whole or in part, of the time for payment by Tenant or Guarantor of any sums owing or payable under the Lease or this Guaranty, or of any other sums or obligations under or arising out of or on account of the Lease or this Guaranty, or the renewal of the Lease or this Guaranty; (iii) any assignment of the Lease or subletting of the Premises or any part thereof; provided, that, in the event Tenant assigns all of its interest in the Lease or subleases its interest in the Premises in its entirety, other than to an Affiliate, Guarantor shall not be liable hereunder for any option periods, renewals, extensions or modifications of the Lease negotiated or effected between Landlord and any such assignee/sublessee, unless Guarantor otherwise agrees in writing; (iv) any modification or amendment (whether material or otherwise) of any of the obligations of Tenant or Guarantor under the Lease or this Guaranty; (v) the doing or the omission of any act referred to in the Lease or this Guaranty (including the giving of any consent referred to in the Lease or this Guaranty); (vi) Landlord's failure or delay to exercise any right or remedy available to Landlord or any action on the part of Landlord granting indulgence or extension in any form whatsoever; (vii) the voluntary or involuntary liquidation, dissolution, sale of any or all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Tenant or Guarantor or any of Tenant's or Guarantor's assets; or (viii) the release of Guarantor from the performance or observation of any covenant or condition contained in the Lease or this Guaranty by operation of law.
3.    To the extent not prohibited by law, Guarantor hereby expressly waives (a) any right Guarantor may now or hereafter have to any hearing prior to the attachment of any real or personal property to satisfy Guarantor's obligations, and (b) the benefits of any present or future constitution, statute or rule of law which exempts property from liability for debt.
4.    No rejection, disaffirmance or termination of the Lease by Tenant or Tenant's trustee in bankruptcy pursuant to bankruptcy law or any other law affecting creditors' rights, shall be effective to release and/or terminate the continuing liability of Guarantor to Landlord under this Guaranty.
5.    Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Tenant are hereby waived by Guarantor. Guarantor hereby waives presentment, notice of dishonor, protest and notice of non-payment or non-performance.
6.    This Guaranty shall be construed in accordance with the laws of the jurisdiction in which the Premises are located, without giving reference to conflict of law principles.
7.    This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor and Landlord.
8.    Subject to Guarantor's right to avail itself of any defenses available to Tenant, Guarantor's liability shall be primary and joint and several with that of Tenant. Landlord may proceed against Guarantor under this Guaranty without initiating or exhausting any remedy against Tenant, and may proceed against Tenant and Guarantor separately or concurrently. If Guarantor consists of more than one person or entity, the liability of each person or entity comprising Guarantor shall be joint and several with that of all other persons or entities comprising Guarantor, and Landlord may proceed separately or concurrently against any or all persons or entities comprising Guarantor.

9.    Within ten (10) business days after Landlord's written request, Guarantor shall execute and deliver to Landlord a written statement certifying any reasonable matter concerning this Guaranty or the Lease as Landlord may reasonably request.
10.    Any notice which Landlord may elect to send shall be binding upon Guarantor if delivered by overnight delivery by a nationally recognized carrier, or if sent by certified or registered mail, return receipt requested, postage prepaid, to Guarantor's address as set forth in Section 24.6 of the Lease, .
11.    All actions or proceedings arising in connection with this Guaranty shall be litigated only in a court of competent jurisdiction in the jurisdiction in which the Premises are located. Each person or entity comprising Guarantor consents to the jurisdiction of the courts of such jurisdiction, waives any objection to the venue of any action filed in any court situated in such jurisdiction, and waives any right under the doctrine of forum non-conveniens, or otherwise, to transfer any such action filed in any such court to any other court.
12.    This Guaranty shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.
13.    Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Lease.
14.    THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT EITHER BY LANDLORD OR THE UNDERSIGNED (OR ANY OF THEM) AGAINST THE OTHER WITH RESPECT TO ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED TO THE LEASE OR THIS GUARANTY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed under seal as of the date first above written.

WITNESS:	GUARANTOR:
Rackspace Hosting, Inc., a Delaware corporation
By: Name: Title:

EXHIBIT I

Operational Space Services And Utilities

1.    Cold water service at the riser for use in the Operational Space, including any kitchenette located therein.
2.    Heat and air conditioning in season 24 hours per day, 7 days per week, at such temperatures and in such temperature ranges and at such humidity levels as are consistent with similar space in first class data centers in the Northern Virginia area. Tenant shall have the right, at Tenant's sole cost and expense, to install one (1) or more supplemental HVAC units to service the Operational Space.
3.    Janitorial service customarily provided by owners of first class data centers in the Northern Virginia area, five days per week (excluding Holidays).
4.    [*****].

EXHIBIT J

[*****].